Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SILVERBOX ENGAGED MERGER CORP I,

BRC INC.,

SBEA MERGER SUB LLC,

BRCC BLOCKER MERGER SUB LLC,T:\tm2131550-2\tm2131550-2_8kaseq1

GRAND OPAL INVESTMENT HOLDINGS, INC.

AND

AUTHENTIC BRANDS, LLC

DATED AS OF NOVEMBER 2, 2021

TABLE OF CONTENTS

i

ii

Annex A	PIPE Investors
Annex B	Supporting Equityholders
Annex C	Sample Calculation of Common Unit Redemption Amount

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Amended and Restated Company LLC Agreement
Exhibit C	Form of Tax Receivable Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Amended and Restated SilverBox Certificate of Incorporation
Exhibit F	Form of Warrant Assumption Agreement
Exhibit G	Form of Amended and Restated Pubco Charter
Exhibit H	Form of Amended and Restated Pubco Bylaws

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 2, 2021, is made by and among SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), BRC Inc., a Delaware corporation and wholly owned subsidiary of SilverBox (“Pubco”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Merger Sub 1”), BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox (“Merger Sub 2”), Grand Opal Investment Holdings, Inc., a Delaware corporation (“Blocker Corp”), and Authentic Brands, LLC, a Delaware limited liability company (the “Company”). SilverBox, Pubco, Merger Sub 1, Merger Sub 2, Blocker Corp and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) SilverBox is a blank check company incorporated as a Delaware corporation on December 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) Pubco is, as of the date of this Agreement, a wholly owned Subsidiary of SilverBox that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, (c) Merger Sub 1 is, as of the date of this Agreement, a wholly owned Subsidiary of Pubco that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, and (d) Merger Sub 2 is, as of the date of this Agreement, a wholly owned Subsidiary of SilverBox that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, the Company is engaged in the business of sourcing, processing, manufacturing, packaging, distributing, marketing and selling coffee and other food and beverage products, and related merchandise and apparel, and designing, owning, operating, licensing and franchising coffee-based retail establishments, or any activities, services or products incidental or attendant thereto, including media enterprises based on persons associated with the Group Companies, Company values and such business (the “Business” or the “business of the Group Companies”);

WHEREAS, pursuant to the Governing Documents of SilverBox, SilverBox is required to provide an opportunity for its shareholders to have their outstanding SilverBox Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SilverBox Shareholder Approval;

WHEREAS, as of the date of this Agreement, SilverBox Engaged Sponsor LLC, a Delaware limited liability company (the “Sponsor”) owns 8,625,000 SilverBox Class B Shares and 6,266,667 SilverBox Warrants;

WHEREAS, concurrently with the execution of this Agreement, Engaged Capital, LLC, a Delaware limited liability company (“Engaged Capital”), SilverBox and the Company are entering into that certain Amended and Restated Forward Purchase Agreement (as amended, restated, or otherwise modified from time to time, the “Forward Purchase Agreement”), pursuant to which, among other things, (a) Engaged Capital, acting in its capacity as investment advisor on behalf of investment funds and accounts managed by Engaged Capital (collectively, the “FPA Investors”), has agreed to subscribe for and purchase substantially concurrently with the Closing, and SilverBox has agreed to issue and sell to the FPA Investors, 10,000,000 SilverBox Class C Shares set forth in the Forward Purchase Agreement for an aggregate purchase price of $100,000,000 (the “FPA Financing Amount” and, the equity financing under the Forward Purchase Agreement, the “FPA Financing”), and (b) Engaged Capital and SilverBox have agreed to make the Company a party to the Forward Purchase Agreement and grant the Company a right of specific performance in respect thereof, in each case, on the terms and subject to the conditions set forth in the Forward Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A (collectively, the “PIPE Investors”) are entering into a subscription agreement with SilverBox, substantially in the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase prior to the Closing, and SilverBox has agreed to issue and sell to each such PIPE Investor prior to the Closing, the number of SilverBox Class C Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount” and, the equity financing under all Subscription Agreements, collectively, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, SilverBox and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby, (b) not to redeem any SilverBox Class A Shares held thereby in connection with the transactions contemplated by this Agreement, (c) to certain adjustments with respect to the Equity Securities of SilverBox held by the Sponsor, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (d) to waive any adjustment to the conversion ratio at which the SilverBox Class B Shares convert into SilverBox Class A Shares set forth in the Governing Documents of SilverBox, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, Blocker Corp is a holder of Existing Company Preferred Units and Existing Company Common Units;

WHEREAS, on the Closing Date, prior to the consummation of the Blocker Merger, and on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the Limited Liability Company Act of the State of Delaware (as amended, “DLLCA”) and other applicable Laws, SilverBox will merge with and into Merger Sub 1 (the “Pubco Merger”), with Merger Sub 1 being the surviving entity of the Pubco Merger, as a result of which, among other things, (a) each SilverBox Class A Share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Class A common stock, par value $0.0001 per share (each, a “Pubco Class A Share”) of Pubco on a one-for-one basis, (b) each SilverBox Class B Share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a combination of Pubco Class A Shares and shares of Class C common stock (designated as Series C-1 Common Stock and Series C-2 Common Stock), par value $0.0001 per share (each, a “Pubco Class C Share”), and (c) each outstanding warrant (each, a “SilverBox Warrant”) to purchase SilverBox Class A Shares outstanding immediately prior to the Pubco Merger will become a warrant of Pubco (each, a “Pubco Warrant”) exercisable for Pubco Class A Shares on a one-for-one basis;

WHEREAS, on the Closing Date, prior to the entry into the Amended and Restated Company LLC Agreement, and on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the DLLCA and other applicable Laws, Merger Sub 2 will merge with and into Blocker Corp (the “Blocker Merger”), with Blocker Corp being the surviving entity of the Blocker Merger, as a result of which, among other things, (a) the Blocker Corp Shareholders shall receive, on a pro rata basis in exchange for all of the issued and outstanding shares of common stock (collectively, the “Blocker Corp Shares”) of Blocker Corp, a combination of Pubco Class A Shares, Pubco Class C Shares, and cash, the aggregate value of which shall be equal to (i) the aggregate price per Existing Company Preferred Unit and Existing Company Common Unit to be received, as applicable, by the other Existing Company Unitholders in connection with the consummation of the transactions contemplated by this Agreement multiplied by (ii) the number of Existing Company Preferred Units and Existing Company Common Units owned by Blocker Corp (the “Blocker Merger Consideration”), and (b) at or prior to the consummation of the Blocker Merger, Blocker Corp shall distribute any and all of its available cash to the Blocker Corp Shareholders;

WHEREAS, on the Closing Date, simultaneously with the consummation of the Business Combination, the Company shall amend and restate the Company LLC Agreement to be substantially in the form attached hereto as Exhibit B (the “Amended and Restated Company LLC Agreement”), pursuant to which (a) the issued and outstanding Existing Company Units shall be recapitalized (excluding the Existing Company Preferred Units then held by the Existing Company Unitholders, other than Blocker Corp, whose Existing Company Preferred Units shall be included in such recapitalization) into (i) an aggregate number of Company Common Units equal to the Fully Diluted Company Units and (ii) 20,000,000 Company Restricted Units and (b) the Company shall be authorized to issue an additional 1,241,250 Company Restricted Units;

WHEREAS, on the Closing Date, following the effectiveness of the Amended and Restated Company LLC Agreement, (a) the Company shall issue Company Common Units and Company Restricted Units (as adjusted pursuant to the Sponsor Letter Agreement) to Pubco in exchange for a combination of shares of Class B common stock, par value $0.0001 per share (each, a “Pubco Class B Share” and, together with the Pubco Class A Shares and the Pubco Class C Shares, collectively, the “Pubco Common Stock”), of Pubco and cash, (b) Pubco shall be admitted as the managing member of the Company, (c) the Company shall redeem all of the issued and outstanding Existing Company Preferred Units (other than Existing Company Preferred Units held by Blocker Corp) and distribute cash to the holders thereof in exchange therefor; (d) the Company shall distribute the Pubco Class B Shares to certain of the Existing Company Unitholders; (e) the Company shall distribute cash to certain of the Existing Company Unitholders in exchange for a portion of the Company Common Units held by such Existing Company Unitholders, in each case, on the terms and subject to the conditions set forth in this Agreement (collectively, the “Business Combination”); and (f) the Existing Company Unitholders shall have the right (but not the obligation) to exchange Company Common Units for Pubco Class A Shares at the Closing without any further action by any Person;

WHEREAS, on the Closing Date, in connection with the Business Combination, the Company shall consummate the Recapitalization (as defined in the Amended and Restated Company LLC Agreement), pursuant to which, among other things, a portion of the Existing Company Units shall be converted into Company Restricted Units, which shall be subject to vesting, forfeiture and other terms and conditions as set forth in the Amended and Restated Company LLC Agreement;

WHEREAS, at the Closing, Pubco, the Company and the other parties thereto will enter into a tax receivable agreement, substantially in the form attached hereto as Exhibit C (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, Pubco, the Sponsor, the Existing Company Unitholders and the Company will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, the Existing Company Unitholders will be granted certain registration rights with respect to their respective shares of Pubco Common Stock, will agree not to effect certain sales or transfers of a portion of the Equity Securities of Pubco held by any of them during the lock-up period described therein, will agree to be bound by certain voting obligations with respect to election of Directors and will agree on certain other corporate governance matters, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of SilverBox (the “SilverBox Board”) has (a) approved this Agreement, the Ancillary Documents to which SilverBox is or will be a party and the transactions contemplated hereby and thereby and (b) unanimously recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement by the holders of SilverBox Shares entitled to vote thereon;

WHEREAS, each of the boards of directors or boards of managers (as applicable) of Pubco, Merger Sub 1 and Merger Sub 2 has approved this Agreement, the Ancillary Documents to which Pubco, Merger Sub 1 or Merger Sub 2 (as the case may be) is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, (a) SilverBox, as the sole stockholder of Pubco and Merger Sub 2, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Pubco or Merger Sub 2 (as applicable) is or will be a party and the transactions contemplated hereby and thereby, and (b) Pubco, as the sole member of Merger Sub 1, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub 1 is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, each of the boards of directors of Blocker Corp and the Company has (a) approved this Agreement, the Ancillary Documents to which Blocker Corp or the Company (as the case may be) is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which Blocker Corp or the Company (as the case may be) is or will be a party and the transactions contemplated hereby and thereby by the Blocker Corp Shareholders and the Existing Company Unitholders, respectively, entitled to vote thereon;

WHEREAS, concurrently with the execution of this Agreement, each Blocker Corp Shareholder and Existing Company Unitholder listed on Annex B attached hereto (collectively, the “Supporting Equityholders”) has duly executed and delivered to SilverBox a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Equityholder has agreed to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which Blocker Corp or the Company (as the case may be) is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, each of the Parties intends, for U.S. federal income Tax purposes, that the Pubco Merger constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Audited Financial Statements” has the meaning set forth in Section 5.16(a).

“Additional SilverBox SEC Reports” has the meaning set forth in Section 4.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Cash Raised” means an amount equal to (a) the aggregate cash proceeds available for release to SilverBox from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SilverBox Shareholder Redemptions) plus (b) the Aggregate Closing PIPE Proceeds.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by any SilverBox Party in respect of the PIPE Financing and the FPA Financing (whether prior to or on the Closing Date).

“Aggregate Company Units” means collectively, the aggregate number of Company Common Units equal to (a) the Net Equity Value divided by (b) $10.00.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Amended and Restated Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Amended and Restated Pubco Bylaws” has the meaning set forth in Section 5.20.

“Amended and Restated Pubco Charter” has the meaning set forth in Section 5.20.

“Amended and Restated SilverBox Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“Ancillary Documents” means the Subscription Agreements, the Forward Purchase Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Sponsor Letter Agreement, the Transaction Support Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act of 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Blocker Certificate of Merger” has the meaning set forth in Section 2.2(a)(ii).

“Blocker Corp” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Corp Shareholder Written Consent” has the meaning set forth in Section 5.12(a).

“Blocker Corp Shareholder Written Consent Deadline” has the meaning set forth in Section 5.12(a).

“Blocker Corp Shareholders” means, collectively, the holders of shares of capital stock of Blocker Corp as of any time of determination prior to the Effective Time.

“Blocker Merger Consideration” has the meaning set forth in the recitals to this Agreement.

“Blocker Plan of Merger” has the meaning set forth in Section 2.2(a)(ii).

“Business” or the “business of the Group Companies” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in the recitals to this Agreement.

“Business Combination Proposal” has the meaning set forth in Section 5.7.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Salt Lake City, Utah are open for the general transaction of business.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133, and the American Rescue Plan Act of 2021, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto (including IRS Notices 2020-18, 2020-22, and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension, amendment, supplement, correction, or revision of, or similar treatment to, items described in the foregoing clause (i).

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means (a) any success, change of control, severance, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person, directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the equityholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person makes any equity or similar investment in another Person.

“Charter Proposal” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Indebtedness” has the meaning set forth in Section 5.19(a).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Unit Redemption Amount” means, as of the Reference Time, the amount of cash equal to (a) the Aggregate Cash Raised, plus (b) Company Cash, less (c) Unpaid Company Expenses and SilverBox Expenses, less (d) the Preferred Unit Redemption Amount, less (e) the amount of the Indebtedness of the Group Companies to be repaid at the Closing pursuant to Section 2.4(d), less (f) the amount of the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Common Units, less (g) the Company Minimum Retained Cash Amount; provided, however, that the Common Unit Redemption Amount shall not exceed an amount equal to $117,703,000 minus the amount of the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Common Units. A sample calculation of the Common Unit Redemption Amount is set forth on Annex C to this Agreement.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person, directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries as of the Reference Time (including marketable securities, checks, credit card receivables, bank deposits, short term investments and performance bonds but excluding restricted cash and customer deposits), whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Company Common Units” means the units of the Company designated as “Common Units” pursuant to the Amended and Restated Company LLC Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SilverBox by the Company on the date of this Agreement.

“Company Expenses” means, as of any time of determination, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and any other Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of the covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company and any other Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any Group Company pursuant to this Agreement or any Ancillary Document, including one-half of the HSR filing fee and the cost of the Company D&O Tail Policy. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SilverBox Expenses or amounts that are the subject of Section 6.1(c).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 15, 2020, as amended from time to time.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company or any of its Subsidiaries or Blocker Corp to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided however that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) events proximately caused by the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement; provided that, the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided however that, any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Minimum Retained Cash Amount” means an amount equal to $150,000,000.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means all Software and other products and services, including any of the foregoing currently in development, from which any Group Company has derived within the past three years, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” means any Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) and any Group Company’s or their Affiliates’ respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Restricted Units” means the units of the Company designated as “Restricted Units” pursuant to the Amended and Restated Company LLC Agreement.

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Unitholder Written Consent” has the meaning set forth in Section 5.12(b).

“Company Unitholder Written Consent Deadline” has the meaning set forth in Section 5.12(b).

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of July 9, 2021, by and between SilverBox and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Continuing Company Units” means, collectively, the aggregate number of Company Common Units equal to the difference between (a) the Aggregate Company Units minus (b) the quotient of (i) the Common Unit Redemption Amount and (ii) $10.00.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“COVID-19 Measures” means any (a) restriction, quarantine, “shelter in place”, “stay at home”, workforce reduction, in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity that has jurisdiction over the Group Companies, including the Centers for Disease Control and Prevention and the World Health Organization, (b) moratorium, forbearance or similar Laws affecting or relating to creditors’ rights generally, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Families First Coronavirus Response Act (FFCRA), and (c) other actions directly relating to the health and safety of the employees of the Company and its Subsidiaries and customers and others with whom the Group Companies have business dealings taken by any Group Company in response to COVID-19 that are of a nature and scale reasonably consistent with the types of actions taken by similarly situated businesses in response to COVID-19, excluding workforce reductions, plant or facility closures, and other actions that could implicate the WARN Act.

“Creator” has the meaning set forth in Section 3.13(d).

“Data Partners” has the meaning set forth in Section 3.23(b).

“Data Protection Requirements” has the meaning set forth in Section 3.23(b).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Directors” has the meaning set forth in Section 5.15(b).

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(f)(i).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy, agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or would reasonably expect to have any Liability, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Class A Units” means the units of the Company designated as “Class A Common Units” pursuant to the Company LLC Agreement.

“Existing Company Class B Units” means the units of the Company designated as “Class B Common Units” pursuant to the Company LLC Agreement.

“Existing Company Common Units” means the Existing Company Class A Units and the Existing Company Class B Units.

“Existing Company Incentive Units” means the units of the Company designated as “Incentive Units” pursuant to the Company LLC Agreement.

“Existing Company Preferred Units” means the units of the Company designated as “Preferred Units” pursuant to the Company LLC Agreement.

“Existing Company Unitholders” means, collectively, the holders of Existing Company Units as of any time of determination prior to the Effective Time.

“Existing Company Units” means, collectively, the Existing Company Common Units, Existing Company Incentive Units and Existing Company Preferred Units.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder Equity Incentive Plan” has the meaning set forth in Section 5.17.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement was false or incorrect when made, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement or to consummate the transactions contemplated by this Agreement, as applicable, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence, but “Fraud” will include recklessness as constituting scienter under the federal securities Laws.

“Fully Diluted Company Units” means a number of Company Common Units equal to the sum of (a) the Continuing Company Units, plus (b) the number of Pubco Outstanding Shares.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes”, (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names images, and biographical information of real persons; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 9.18.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, option, lease, sublease, lien, license or sub-license, charge, or other encumbrance or interest of any kind, whether consensual, statutory or otherwise (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger Proposal” has the meaning set forth in Section 5.7.

“Merger Sub 1” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Equity Value” means (a) an amount equal to $1,577,289,500 minus (b) the Unpaid Company Expenses in excess of $30,000,000, minus (c) the Preferred Unit Redemption Amount plus (d) the product of (i) the Additional Subject Shares (as defined in the Sponsor Letter Agreement), if any, and (ii) $10.00.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“NYSE” has the meaning set forth in Section 5.10.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other SilverBox Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SilverBox Shares entitled to vote thereon, whether in person or by proxy at the SilverBox Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SilverBox and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” means all real property owned by any Group Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payoff Amount” has the meaning set forth in Section 5.19(b).

“Payoff Letters” has the meaning set forth in Section 5.19(b).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) non-monetary encumbrances and restrictions on Real Property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such Real Property or the value thereof, (d) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such Real Property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such Real Property or the value thereof, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset (excluding Real Property) subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing SilverBox Holders” means the holders of SilverBox Shares at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Unit Redemption Amount” means the aggregate amount payable for the redemption of the issued and outstanding Existing Company Preferred Units as of the Closing Date based on the redemption price as set forth in the Company LLC Agreement, including the amount of any change of control or redemption fees, premium or other amounts payable in connection therewith.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.23(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Policies” means each external or internal, past or present, policy and/or notice, relating to Personal Data, including privacy policies and terms of use.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Pubco” has the meaning set forth in the introductory paragraph to this Agreement.

“Pubco Board” has the meaning set forth in Section 5.15(a).

“Pubco Certificate of Merger” has the meaning set forth in Section 2.2(a)(i).

“Pubco Class A Share” has the meaning set forth in the recitals to this Agreement.

“Pubco Class B Share” has the meaning set forth in the recitals to this Agreement.

“Pubco Class C Share” has the meaning set forth in the recitals to this Agreement.

“Pubco Common Stock” has the meaning set forth in the recitals to this Agreement.

“Pubco Equity Incentive Plan” has the meaning set forth in Section 5.17.

“Pubco Outstanding Shares” means a number equal to (a) the quotient of (i) the Aggregate Cash Raised divided by (ii) ten, plus (b) 8,625,000.

“Pubco Plan of Merger” has the meaning set forth in Section 2.2(a)(i).

“Pubco Warrant” has the meaning set forth in Section 2.1(d).

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 3.18(e).

“Real Property Leases” means all leases (including any ground lease), sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including all amendments, extensions, renewals, guaranties, estoppels, subordination, non-disturbance and attornment agreements, and other agreements with respect thereto).

“Reference Time” means 11:59 p.m. Eastern Time on the date prior to the Closing Date.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Pubco and proxy statement of SilverBox, including any amendment or supplement thereto.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Financial Statements” means, collectively, (a) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, members’ deficit and cash flows of the Group Companies for each of the twelve month periods then ended, and (b) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021, and the related unaudited consolidated statements of operations and comprehensive loss, members’ deficit and cash flows of the Group Companies for each of the nine months ended June 30, 2020 and June 30, 2021, in each case, prepared in accordance with Section 3.4(b) and delivered pursuant to Section 5.16.

“Required SilverBox Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SilverBox Shares entitled to vote thereon, whether in person or by proxy at the SilverBox Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SilverBox and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Charter Proposal and the Merger Proposal.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SilverBox Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” has the meaning set forth in Section 3.23(d).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“SilverBox” has the meaning set forth in the introductory paragraph to this Agreement.

“SilverBox Acquisition Proposal” means (a) any transaction or series of related transactions under which SilverBox or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person, (ii) engages in a business combination with any other Person or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person (in the case of each of clauses (i) through (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SilverBox or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SilverBox Acquisition Proposal.

“SilverBox Board” has the meaning set forth in the recitals to this Agreement.

“SilverBox Board Recommendation” has the meaning set forth in Section 5.7.

“SilverBox Certificate of Incorporation” means that certain amended and restated certificate of incorporation of SilverBox, dated February 25, 2021.

“SilverBox Class A Share” means a share of Class A common stock of SilverBox, par value $0.0001 per share.

“SilverBox Class B Share” means a share of Class B common stock of SilverBox, par value $0.0001 per share.

“SilverBox Class C Share” means a share of Class C common stock of SilverBox, par value $0.0001 per share.

“SilverBox D&O Persons” has the meaning set forth in Section 5.13(a).

“SilverBox Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SilverBox on the date of this Agreement.

“SilverBox Expenses” means, as of any time of determination, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a SilverBox Party or a SilverBox Related Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any SilverBox Party or a SilverBox Related Party, (b) any deferred underwriting fees and other deferred expenses of any SilverBox Party or a SilverBox Related Party, (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any SilverBox Party or a SilverBox Related Party pursuant to this Agreement or any Ancillary Document (including fees and expenses related to the filing of the Registration Statement / Proxy Statement), (d) premium, costs and expenses relating to “tail” coverage under SilverBox’s directors’ and officers’ liability insurance policies and (e) any amounts under any SilverBox Working Capital Loan. Notwithstanding the foregoing or anything to the contrary herein, SilverBox Expenses shall not include any Company Expenses.

“SilverBox Financial Statements” means all of the financial statements of SilverBox included in the SilverBox SEC Reports.

“SilverBox Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the SilverBox Parties).

“SilverBox Liabilities” means, as of any time of determination, the aggregate amount of Liabilities of SilverBox that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SilverBox Liabilities shall not include any SilverBox Expenses.

“SilverBox Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any SilverBox Party to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Notwithstanding the foregoing, the amount of the SilverBox Shareholder Redemption or failure to obtain the SilverBox Shareholder Approval will not be deemed to be a SilverBox Material Adverse Effect.

“SilverBox Non-Party Affiliates” means, collectively, each SilverBox Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SilverBox Related Party (other than, for the avoidance of doubt, any SilverBox Party).

“SilverBox Parties” means, collectively, SilverBox, Pubco, Merger Sub 1 and Merger Sub 2.

“SilverBox Related Party” shall mean any Affiliate of either SilverBox or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

“SilverBox Related Party Transactions” has the meaning set forth in Section 4.10.

“SilverBox SEC Reports” has the meaning set forth in Section 4.8.

“SilverBox Shareholder Approval” means, collectively, the Required SilverBox Shareholder Approval and the Other SilverBox Shareholder Approval.

“SilverBox Shareholder Redemption” means the right of the holders of SilverBox Class A Shares to redeem all or a portion of their SilverBox Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SilverBox.

“SilverBox Shareholders Meeting” has the meaning set forth in Section 5.7.

“SilverBox Shares” means, collectively, the SilverBox Class A Shares and the SilverBox Class B Shares.

“SilverBox Warrants” means each warrant to purchase one SilverBox Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor).

“SilverBox Working Capital Loan” means any loan made to SilverBox by any of the Sponsor, an Affiliate of the Sponsor or any of SilverBox’s officers or directors, and evidenced by a promissory note or other Contract, for the purpose of financing expenses incurred in connection with a business combination.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means all net, adjusted, or gross income, gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, registration, recording, premium, turnover, environmental or other taxes, assessments, duties or similar charges, in each case, in the nature of a tax, imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing by any Governmental Entity, and, in each case, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Top Customers” has the meaning set forth in Section 3.20(a).

“Top Vendors” has the meaning set forth in Section 3.20(a).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of the Reference Time.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of February 25, 2021, by and between SilverBox and the Trustee.

“Warrant Assumption Agreement” has the meaning set forth in Section 2.2(b)(iv).

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
TRANSACTIONS

Section 2.1           Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)               Amendment and Restatement of SilverBox Certificate of Incorporation and Authorization of Class C Shares. On the Business Day immediately preceding the date on which the Closing occurs, SilverBox shall (i) amend and restate the SilverBox Certificate of Incorporation to be substantially in the form attached hereto as Exhibit E (the “Amended and Restated SilverBox Certificate of Incorporation”), which shall provide for, and include the terms of, the SilverBox Class C Shares, (ii) file the Amended and Restated SilverBox Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) authorize and issue a number of SilverBox Class C Shares sufficient to consummate the PIPE Financing and the FPA Financing.

(b)               PIPE Financing. Promptly after taking the actions set forth in Section 2.1(a), SilverBox shall consummate the PIPE Financing pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(c)               FPA Financing. Promptly after taking the actions set forth in Section 2.1(a), SilverBox shall consummate the FPA Financing pursuant to and in accordance with the terms of the Forward Purchase Agreement.

(d)               Mergers.

(i)                 At the Pubco Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, SilverBox and Merger Sub 1 shall consummate the Pubco Merger, pursuant to which SilverBox shall be merged with and into Merger Sub 1, following which the separate corporate existence of SilverBox shall cease and Merger Sub 1 shall continue as Merger Sub 1 after the Pubco Merger, such entity being a wholly owned subsidiary of Pubco (provided that references to SilverBox for periods after the Pubco Merger Effective Time shall include Pubco).

(ii)              At the Blocker Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, Merger Sub 2 and Blocker Corp shall consummate the Blocker Merger, pursuant to which Merger Sub 2 shall be merged with and into Blocker Corp, following which the separate corporate existence of Merger Sub 2 shall cease and Blocker Corp shall continue as Blocker Corp after the Blocker Merger and as a direct, wholly owned subsidiary of Merger Sub 1.

(e)               Amendment and Restatement of the Company LLC Agreement. On the Closing Date, following the Pubco Merger and Blocker Merger and simultaneously with the consummation of the Business Combination, the Company shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which (i) the issued and outstanding Existing Company Units shall be recapitalized into (A) an aggregate number of Company Common Units equal to the Fully Diluted Company Units and (B) 20,000,000 Company Restricted Units and (ii) the Company shall be authorized to issue an additional 1,241,250 Company Restricted Units.

(f)                Business Combination.

(i)                 On the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, promptly following the consummation of the Pubco Merger and the Blocker Merger, the Parties shall consummate the Business Combination, pursuant to which (A) the Company shall issue to Pubco the number of Company Common Units determined pursuant to Section 2.3(b) (as adjusted pursuant to the Sponsor Letter Agreement) and 1,241,250 Company Restricted Units in exchange for (1) the delivery by Pubco to the Company, via wire transfer of immediately available funds, an amount in cash equal to the Aggregate Closing PIPE Proceeds and (2) the delivery by Merger Sub 1 to the Company, via wire transfer of immediately available funds, an amount in cash equal to the aggregate cash proceeds available for release to SilverBox from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SilverBox Shareholder Redemptions); (B) Pubco shall be admitted as the managing member of the Company; (C) the Company shall redeem all of the issued and outstanding Existing Company Preferred Units (other than the Existing Company Preferred Units held by Blocker Corp) and deliver to the holders thereof in exchange therefor, on a pro rata basis, via wire transfer of immediately available funds, an amount in cash equal to the Preferred Unit Redemption Amount; (D) the Company shall, in partial redemption of Company Common Units collectively held by the holders of Existing Company Common Units and Existing Company Incentive Units (other than the Company Common Units held by Blocker Corp), deliver to such holders, via wire transfer of immediately available funds, on a pro rata basis, an amount in cash equal to the Common Unit Redemption Amount; (E) the Company shall distribute to each holder of Existing Company Common Units or Existing Company Incentive Units (other than the Company Common Units held by Blocker Corp) a number of Pubco Class B Shares equal to the number of Company Common Units held by such holder after giving effect to the partial redemption described in clause (D) of this Section 2.1(f)(i), with such distribution to be in accordance with the Amended and Restated Company LLC Agreement and, if applicable, any award agreements evidencing the Existing Company Incentive Units (including but not limited to vesting terms); and (F) the Existing Company Unitholders shall have the right (but not the obligation) to exchange Company Common Units for Pubco Class A Shares at the Closing without any further action by any Person.

(ii)              The Business Combination shall become effective on the date and time as is agreed by SilverBox and the Company (the time the Business Combination becomes effective being referred to herein as the “Effective Time”).

Section 2.2           Effective Times of the Mergers; Effects of the Mergers.

(a)               Effective Times of the Mergers.

(i)                 Pubco Merger Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, SilverBox, Pubco and Merger Sub 1 shall cause the Pubco Merger to be consummated by (A) filing the certificate of merger in the form to be agreed to by SilverBox and the Company (the “Pubco Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA and (B) executing a plan of merger in the form to be agreed to by SilverBox and the Company (the “Pubco Plan of Merger”) and filing such Pubco Plan of Merger and other documents required under the DGCL and the DLLCA with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the time of the latter of such filings, or such later time as may be specified in the Pubco Certificate of Merger, being the “Pubco Merger Effective Time”).

(ii)              Blocker Merger Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date immediately following the Pubco Merger Effective Time, SilverBox, Blocker Corp and Merger Sub 2 shall cause the Blocker Merger to be consummated by (A) filing the certificate of merger in the form to be agreed to by SilverBox and the Company (the “Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, (B) executing a plan of merger in the form to be agreed to by SilverBox and the Company (the “Blocker Plan of Merger”) and filing such Blocker Plan of Merger and other documents required under the DGCL and the DLLCA with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA and (C) distributing any and all of Blocker Corp’s available cash to the Blocker Corp Shareholders (the time of the latter of such events, or such later time as may be specified in the Blocker Certificate of Merger, being the “Blocker Merger Effective Time”). Notwithstanding anything in this Agreement to the contrary, the Blocker Merger Effective Time shall not occur prior to December 21, 2021 unless otherwise consented to in writing by Blocker Corp in its sole discretion.

(b)               Effect of the Pubco Merger. On the terms and subject to the conditions set forth herein, at the Pubco Merger Effective Time, by virtue of the Pubco Merger and without any further action on the part of any Party or the holders of any securities of SilverBox, the following shall occur:

(i)                 SilverBox Class A Shares. Each SilverBox Class A Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.2(b)(v)) shall be automatically cancelled, extinguished and converted into one Pubco Class A Share, following which time all SilverBox Class A Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of SilverBox Class A Shares. The holders of SilverBox Class A Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing SilverBox Class A Shares (other than those described in Section 2.2(b)(v) below), if any, shall thereafter represent only the right to receive the same number of Pubco Class A Shares and shall be exchanged for a certificate (if requested) representing the same number of Pubco Class A Shares upon the surrender of such certificate in accordance with Section 2.2(b)(vi).

(ii)              SilverBox Class B Shares. Each SilverBox Class B Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.2(b)(v)) shall be automatically cancelled, extinguished and converted into one Pubco Class A Share, following which time all SilverBox Class B Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of SilverBox Class B Shares. The holders of SilverBox Class B Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing SilverBox Class B Shares (other than those described in Section 2.2(b)(v) below), if any, shall thereafter represent only the right to receive the same number of Pubco Class A Shares and shall be exchanged for a certificate (if requested in writing) representing the same number of Pubco Class A Shares upon the surrender of such certificate in accordance with Section 2.2(b)(vi).

(iii)            SilverBox Class C Shares. Each SilverBox Class C Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.2(b)(v)) shall be automatically cancelled, extinguished and converted into one Pubco Class A Share, following which time all SilverBox Class C Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of SilverBox Class C Shares. The holders of SilverBox Class C Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing SilverBox Class C Shares (other than those described in Section 2.2(b)(v) below), if any, shall thereafter represent only the right to receive the same number of Pubco Class A Shares and shall be exchanged for a certificate (if requested in writing) representing the same number of Pubco Class A Shares upon the surrender of such certificate in accordance with Section 2.2(b)(vi).

(iv)             SilverBox Warrants. Each SilverBox Warrant issued and outstanding immediately prior to the Pubco Merger Effective Time will automatically become a Pubco Warrant exercisable for one Pubco Class A Share at the same exercise price per share and on the same terms in effect immediately prior to the Pubco Merger Effective Time, and the rights and obligations of SilverBox under the Warrant Agreement will be irrevocably assigned and assumed by Pubco. As of immediately prior the Pubco Merger Effective Time, Pubco shall enter into a warrant assumption agreement, substantially in the form attached hereto as Exhibit F (the “Warrant Assumption Agreement”), pursuant to which Pubco will assume the obligations of SilverBox under the Warrant Agreement.

(v)               Cancellation of SilverBox Shares Owned by SilverBox. If there are any shares of SilverBox that are owned by SilverBox or any Subsidiary of SilverBox, or that are held as treasury shares, in each case as of the Pubco Merger Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.

(vi)             Transfers of Ownership. If any certificate for securities of SilverBox is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(vii)            No Liability. Notwithstanding anything to the contrary in this Section 2.2(b), none of SilverBox, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)          General Effect. Without limiting the generality of the foregoing, and subject thereto, at the Pubco Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SilverBox shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 1.

(c)               Effect of the Blocker Merger. On the terms and subject to the conditions set forth herein, at the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any further action on the part of any Party or the holders of any securities of Blocker Corp, the following shall occur:

(i)                 Blocker Corp Shares. Each Blocker Corp Share issued and outstanding immediately prior to the Blocker Merger Effective Time (other than those described in Section 2.2(c)(ii)) shall be automatically cancelled and extinguished in exchange for the right to receive the applicable portion of the Blocker Merger Consideration.

(ii)               Cancellation of Blocker Corp Shares Owned by Blocker Corp. If there are any shares of Blocker Corp that are owned by Blocker Corp, or that are held as treasury shares, in each case as of the Blocker Merger Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.

(iii)            No Liability. Notwithstanding anything to the contrary in this Section 2.2(c), none of the Blocker Corp Shareholders, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(iv)             General Effect. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Blocker Corp.

Section 2.3           Closing of the Transactions Contemplated by this Agreement.

(a)               The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as SilverBox and the Company may agree in writing.

(b)               On the Closing Date, in accordance with Section 2.1(f)(i), (i) Pubco and Merger Sub 1 shall collectively contribute an aggregate amount in cash equal to the Aggregate Cash Raised (less the amount of the cash portion of the Blocker Merger Consideration) to the Company and (ii) in exchange for the contribution of the Aggregate Cash Raised (less the amount of the cash portion of the Blocker Merger Consideration) pursuant to the foregoing clause (i), the Company shall issue and deliver to Pubco an aggregate number of Company Common Units equal to (i) the Fully Diluted Company Units, minus (ii) the Continuing Company Units.

Section 2.4           Deliverables.

(a)               At the Closing, Blocker Corp and the Company, as applicable, shall deliver, or cause to be delivered, to SilverBox:

(i)               a counterpart to each Ancillary Document to which such Person is to be a party, duly executed by a duly authorized representative of such Person;

(ii)              a certificate, executed by a duly authorized officer of the Company and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(iii)             a properly completed and duly executed IRS Form W-9 from each Existing Company Unitholder, including Blocker Corp (each, a “Closing Tax Form”); and

(iv)             a duly executed certificate from Blocker Corp, dated as of the Closing Date, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to be provided to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (the “FIRPTA Certificate”).

(b)               At the Closing, SilverBox, Pubco and Merger Sub 1, as applicable, shall deliver, or cause to be delivered, to the Company:

(i)               a counterpart to each Ancillary Document to which such Person is to be a party, duly executed by a duly authorized representative of such Person;

(ii)              a certificate, executed by a duly authorized officer of SilverBox and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii)            an aggregate amount in cash equal to the Aggregate Cash Raised less the amount of the cash portion of the Blocker Merger Consideration;

(iv)             such number of Pubco Class B Shares as provided in Section 2.1(f)(i); and

(v)              from each of SilverBox and Pubco, (A) a duly executed certificate, dated as of the Closing Date, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to be provided to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (B) a properly completed and duly executed IRS Form W-9.

(c)               At the Closing, the Company shall deliver to Pubco, such number of Company Common Units as provided in Section 2.3(b).

(d)              At the Closing, the Company shall pay or reimburse, or cause to be paid or reimbursed, all Unpaid Company Expenses and all SilverBox Expenses.

(e)              At the Closing, the Company shall repay in full the Closing Date Indebtedness pursuant to the Payoff Letters.

Section 2.5           Withholding. The Parties, the Group Companies and any other applicable withholding agent hereunder shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided that, if SilverBox, Pubco, Merger Sub 1 or any of their respective Affiliates, or any party acting on their behalf, determines that any payment hereunder to the Company, any Existing Company Unitholder, or any Blocker Corp Shareholder is expected to be subject to deduction and/or withholding, then SilverBox shall use commercially reasonable efforts to provide notice of such withholding and the basis therefor to the Company as soon as reasonably practicable after such determination and no later than five Business Days prior to the applicable payment (other than in respect of any compensatory amount or in respect of any withholding attributable to a failure of such payee to timely provide an applicable Closing Tax Form or attributable to any failure of Blocker Corp to provide the FIRPTA Certificate) and cooperate in good faith to enable the payee to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law (including through the request and provision of any statements, forms or other documents). To the extent that amounts required to be deducted and withheld from any amount payable pursuant to this Agreement under applicable Tax Law are so withheld or deducted and are remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall not be subject to the notification requirement described in the first sentence of this Section 2.5 and shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company. The Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement to any Existing Company Unitholder any amount owing by such Existing Company Unitholder to the Company or that the Company is otherwise entitled to withhold from such Existing Company Unitholder, in each case, pursuant to the Company LLC Agreement (including Sections 4.7, 10.5(b)(ii), and 10.5(b)(iii) of the Company LLC Agreement), and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6           Closing Statement

(a)               At least three Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to SilverBox (i) a statement (the “Closing Statement”) setting forth the Company’s good faith estimate, together with reasonable supporting detail, of the Net Equity Value (including each component thereof), Common Unit Redemption Amount (including each component thereof, and calculated in accordance with Annex C hereto) and the Preferred Unit Redemption Amount, in each case as of the Closing and calculated in a manner consistent with the applicable definitions and amounts contained in this Agreement and with the books, records and financial statements of the Company, and (ii) a certification, duly executed by the Chief Financial Officer of the Company, that, solely in his or her capacity as an officer of the Company, the information and calculations set forth in the Closing Statement are, and will be as of immediately prior to the Closing, (A) true and correct in all material respects and (B) prepared in accordance with the applicable provisions of this Agreement.

(b)               From and after delivery of the Closing Statement, until the date the Closing Statement is deemed final pursuant to this Section 2.6, the Company shall (i) provide SilverBox and its Representatives with reasonable access during reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies and to senior management personnel of the Company to the extent reasonably requested by SilverBox or any of its Representatives in connection with their review of the Closing Statement, (ii) cooperate with the SilverBox and its Representatives in connection with its review of the Closing Statement and (iii) consider in good faith any potential adjustments raised by SilverBox to the Closing Statement, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of the Closing Statement shall be those reflecting the adjustments (if any) made pursuant to clause (iii) of this Section 2.6(b). All payments to be made pursuant to this Agreement in connection with the consummation of the transactions contemplated hereby shall be calculated and paid on the basis of the amounts set forth in the Closing Statement.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8 and except as set forth in the Company Disclosure Schedules, each of the Company and Blocker Corp (solely as to the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.2(a), 3.3, 3.5, 3.9(b), 3.11(f), 3.16, 3.17, 3.27, 3.28 and 3.29 to the extent that such representations and warranties relate to Blocker Corp) hereby represents and warrants to the SilverBox Parties as follows:

Section 3.1           Organization and Qualification.

(a)               Each Group Company and Blocker Corp is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and Blocker Corp. Each Group Company and Blocker Corp has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b)               True and complete copies of the Governing Documents of each Group Company and Blocker Corp have been made available to SilverBox, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company and Blocker Corp are in full force and effect, and no Group Company nor Blocker Corp is in breach or violation of any provision set forth in its Governing Documents in any material respect.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2           Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company and Blocker Corp issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Company and Blocker Corp have been duly authorized and validly issued. All of the outstanding Existing Company Units are, and Company Common Units and Company Restricted Units will be upon the adoption of the Amended and Restated Company LLC Agreement, fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company LLC Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, performance stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b)               The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement). Except for the Company LLC Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Subsidiaries of the Company have been duly authorized and validly issued. The Equity Securities of each Subsidiary of the Company (1) were not issued in violation of the Governing Documents of such Subsidiary or the Company LLC Agreement or any other Contract to which any Group Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, performance stock units, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Group Companies. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)               There are no outstanding bonds, debentures, notes or other Indebtedness of the Group Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Group Companies’ Equity Securities may vote.

(e)               Except as set forth on Section 3.2(e) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f)                Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies (excluding intercompany Indebtedness among the Company and its Subsidiaries) as of the date of this Agreement, including the debtor and the creditor thereof.

(g)               Section 3.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies, including (i) the dollar amount of, (ii) the recipient of, and (iii) the Contract giving rise to, such Change of Control Payment.

Section 3.3           Authority. The Company and Blocker Corp each has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Unitholder Written Consent and the Blocker Corp Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company and Blocker Corp, as applicable, is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company and Blocker Corp, as applicable. This Agreement and each Ancillary Document to which the Company or Blocker Corp is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company or Blocker Corp, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company or Blocker Corp (assuming that this Agreement and the Ancillary Documents to which it is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), as applicable, enforceable against the Company or Blocker Corp, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4           Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to SilverBox a true and complete copy of (1) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”) and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, members’ deficit and cash flows of the Group Companies for each of the periods then ended and (2) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021 and the related unaudited consolidated statement of operations and comprehensive loss, members’ deficit and cash flow of the Group Companies for each of the six-month periods ended June 30, 2021 and June 30, 2020 (collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) in the case of the audited financial statements, was audited in accordance with the standards of the American Institute of Certified Public Accountants and contain an unqualified report of the Group Companies’ auditors, (iv) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (v) were prepared from and accurately reflect the books and records of the Group Companies.

(b)               The unaudited consolidated balance sheet of the Group Companies as of September 30, 2021 and the related unaudited consolidated statement of operations and comprehensive loss, members’ deficit and cash flow of the Group Companies for each of the nine-month periods ended September 30, 2021 and September 30, 2020 (the “Company Unaudited Financial Statements”) and the Required Company Financial Statements, in each case, when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto), (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), (iv) in the case of the audited financial statements included in the Required Company Financial Statements, will be audited in accordance with the standards of the PCAOB by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and contain an unqualified report of the Group Companies’ auditors, and (v) will be prepared from and accurately reflect the books and records of the Group Companies.

(c)               Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which exceeds $5,000,000 individually or $10,000,000 in the aggregate or is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)               Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)         Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the formation of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(f)          The Group Companies have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Group Companies is made known to the appropriate principal executive officer and its principal financial officer. To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s financial statements.

Section 3.5          Consents and Requisite Governmental Approvals; No Violations.

(a)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or Blocker Corp with respect to the Company’s or Blocker Corp’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or Blocker Corp is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Blocker Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)         Neither the execution, delivery or performance by the Company or Blocker Corp of this Agreement nor the Ancillary Documents to which the Company or Blocker Corp is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of the Company or Blocker Corp, (ii) result in a violation or breach of, result in the loss of any right or benefit, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation, or result in the acceleration or trigger of any payment time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, any of the terms, conditions or provisions of any Material Contract to which the Group Companies is a party or by which any of their respective assets or properties may be bound or affected, (iii) violate or conflict with any provision of, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6         Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no written notice of any violation, revocation, cancellation or termination of any Material Permit has been received by the Group Companies, (c) there are no pending or, to the Company’s knowledge, threatened Proceedings that seek the revocation, cancellation or termination of any Material Permit and (d) each of the Group Companies is, and since December 31, 2018 has been, in material compliance with the terms of all the Material Permits.

Section 3.7           Material Contracts.

(a)           Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”, complete copies of which have previously been delivered to or made available to SilverBox or its agents or representatives, together with all amendments thereto):

(i)              Contracts granting to any Person (other than any Group Company) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in any Group Company;

(ii)          any Contract relating to Indebtedness of any Group Company for borrowed money (excluding intercompany Indebtedness among the Company and its Subsidiaries), including any agreement or commitment for future loans, credit or financing, or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(iii)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv)             any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(v)               any (A) material franchise, advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $2,000,000 per year or $5,000,000 over the life of the Contract and (C) any Contract with respect to Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(vi)             any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of any Group Company, SilverBox or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains “take or pay,” “requirements” or other similar provisions obligating any Group Company to provide the quantity of goods or services required by another Person or (D) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, any Group Company, SilverBox or any of its Affiliates after the Closing;

(vii)          any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $5,000,000 over the life of the agreement;

(viii)        any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(ix)             any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x)               any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi)             any Contract with any Person (A) pursuant to which any Group Company (or SilverBox or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Right;

(xii)          any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company (other than physicians) whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000;

(xiii)        any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)         any Contract (A) for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or (B) under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price, indemnification, backend payment or other contingent or deferred payment obligation;

(xv)           any CBA;

(xvi)         any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or SilverBox or any of its Affiliates after the Closing);

(xvii)      any Contract (other than Contracts governing the terms of employment) the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement;

(xviii)    any Contract between any Group Company and any Top Vendor;

(xix)         any Contract between any Group Company and any Top Customer;

(xx)           any Contract for the sale or purchase of real property having a value in excess of $2,000,000;

(xxi)         all Real Property Leases that have annual payments of $2,000,000 or more in a 12-month period; and

(xxii)      any commitment or arrangement to enter into any Contract of the type described in this Section 3.7(a).

(b)         Each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligations of the Group Company that is a party to such Material Contract and, to the Company’s knowledge, represents the legal, valid and binding obligations of the counterparties to such Material Contract. Except as set forth on Section 3.7(b) of the Company Disclosure Schedules, in the past 12 months no event has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Material Contract (in each case, with or without notice or lapse of time or both) and no party to any Material Contract that is a customer of or supplier to any Group Company has cancelled or terminated its business with, or, to the Company’s knowledge, threatened to cancel or terminate its business with, any Group Company.

Section 3.8          Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of SilverBox if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(viii), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv) or Section 5.1(b)(xvii).

Section 3.9          Litigation.

(a)         As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company or their respective properties, rights or assets that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person. None of the Group Companies is party to a settlement or similar agreement regarding any of the matters set forth in this Section 3.9 that contains any ongoing obligations, restrictions or liabilities (of any nature) that would (i) have a Company Material Adverse Effect or (ii) be required to be disclosed Regulation S-K Item 103.

(b)        There are no Proceedings of any kind whatsoever, at Law or in equity, pending or, to the Company’s knowledge, threatened in writing against Blocker Corp or its properties or assets. There is no outstanding Order imposed upon Blocker Corp, nor are any assets of Blocker Corp bound or subject to any Order the violation of which has been, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Blocker Corp to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.10       Compliance with Applicable Law.

(a)        Each Group Company (i) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders (including all applicable COVID-19 Measures) applicable to such Group Company and is not in violation of any such Law or Order and (ii) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No investigation or review by any Governmental Entity with respect to the Group Companies is pending or, to the knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Entity in the past three years.

(b)        The Group Companies maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any Group Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c)         None of the officers or directors of any of the Group Companies has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be excepted to be, individually or in the aggregate, material to the business of the Group Companies, taken as a whole.

Section 3.11       Employee Plans.

(a)         Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided SilverBox, to the extent applicable, with true and complete copies of (i) the documents pursuant to which the plan is maintained, funded and administered (or, if not written a written summary of its material terms) and current trust agreement (or insurance contract or other funding instrument) and all amendments to each, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Employee Benefit Plan, (iv) if applicable, the most recent actuarial report or other financial statement relating to such Employee Benefit Plan, (v) if applicable, the most recent IRS determination or opinion letter, and (vi) if applicable, any non-routine correspondence with any Governmental Entity dated in the past three years.

(b)        No Employee Benefit Plan is and no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any material Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)               Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and, to the Company’s knowledge, no event has occurred and no condition exists, that has subjected, or would reasonably be expected to subject, any Group Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status. None of the Group Companies has incurred (whether or not assessed) or could reasonably be expected to incur any material penalty or Tax with respect to any Employee Benefit Plan under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)               As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine individual claims for benefits), and to the Company’s knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such claims or Proceedings. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, result in a material Liability. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.

(e)               The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any severance pay or any other compensation or benefits becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan.

(f)          No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies or Blocker Corp as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)         Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and each Group Company has complied in practice and operations in all material respects with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.

(h)        The Group Companies have no obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies for any taxes that may become payable under Section 4999 or 409A of the Code.

(i)          The Group Companies have no material liability by reason of an individual who performs or performed services for the Group Companies in any capacity being improperly excluded from participating in an Employee Benefit Plan or any person being improperly allowed to participate in any Employee Benefit Plan.

Section 3.12      Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a)         Each Group Company is, and since December 31, 2018 has been, in compliance with all applicable Environmental Laws.

(b)        None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, a failure to comply in any respect with, or liability under any Environmental Laws.

(c)        There is (and since the formation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(d)        There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

(e)         To the Company’s knowledge, there has been no Release of any Hazardous Substances at, on, or from the Leased Real Properties in a manner that has given rise to, or would reasonably be expected to give rise to, any material Liability or investigation or remedial obligations for the Group Companies under applicable Environmental Laws.

(f)         The Group Companies have made available to SilverBox copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13       Intellectual Property.

(a)         Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property (other than Off-the-Shelf Software) and (iii) material unregistered Marks currently used to identify any products or services offered by any Group Company that are owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)         As of the date of this Agreement, all fees and filings necessary to maintain any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect, and, except as specified in Section 3.13(b) of the Company Disclosure Schedule, no such fees or filings are due within 180 days following the date of this Agreement. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending challenging the validity or enforceability of any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)         A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement and all current Contracts as of the date of this Agreement pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software that does not constitute, include or incorporate any Software that embodies or is covered by any Company Owned Intellectual Property and (C) non-disclosure agreements with and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SilverBox. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and, to the Company’s knowledge, the Company Licensed Intellectual Property is valid, subsisting and enforceable and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)         Each Group Company’s employees, consultants, advisors and independent contractors was employed or engaged by the Company since December 31, 2018 have agreed to maintain and protect the trade secrets and confidential information of all Group Companies and to refrain from using such trade secrets and confidential information except for the Group Companies’ sole benefit. Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such person, a “Creator”) have effectively assigned (using present tense language of assignment) or have agreed to a present assignment to such Group Company all Intellectual Property Rights that have been or will be authored, invented, created, improved, modified or developed by such Creator in the course of such Creator’s employment or other engagement with such Group Company.

(e)         Each Group Company has taken commercially reasonable steps substantially consistent with other Persons in the same industry to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by or known to each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f)          None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)         Neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)         There is no material Proceeding pending nor, since December 31, 2018, has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)           To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j)           Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k)         No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered or embodies or is covered by Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property (or Software that embodies or is covered thereby) to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property (or Software that embodies or is covered thereby) or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14       Labor Matters.

(a)          Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)         Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)          No Group Company is a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group and no such agreements are being negotiated by any Group Company. nor, to the Company’s knowledge, is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group and no employees of the Group Companies are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Group Companies. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, (i) no labor union, works council or any other employee representative body has requested or sought to organize or represent any of the employees of the Group Companies with respect to their employment with the Group Companies and (ii) since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)         To the Company’s knowledge, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, no current or former employee or independent contractor of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies.

(e)          No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since December 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(f)          To the Company’s knowledge, since December 31, 2018, no allegations of sexual harassment, sexual misconduct or discrimination have been made against a Vice President level employee or above of the Group Companies. The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which they are or were aware in the past two years. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. None of the Group Companies reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Group Companies that, if known to the public, would bring the Group Companies into material disrepute.

Section 3.15       Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company. All such policies are legal, valid and binding and enforceable in accordance with its terms and in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SilverBox. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any such policy, and no such action has been threatened.

Section 3.16       Tax Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)          All Tax Returns required to be filed by each Group Company and Blocker Corp have been timely filed pursuant to applicable Laws (taking into account any extension of time within which to file), all such Tax Returns are true, complete and correct, and each Group Company and Blocker Corp has paid all Taxes due and payable by it (whether or not shown as due and payable on such Tax Returns); Each Group Company has timely and properly withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied with all applicable Laws relating to such withholding and payment of Taxes;

(b)         There is no Proceeding now being conducted or pending with respect to any Taxes or Tax Returns of any Group Company or Blocker Corp; All deficiencies for Taxes asserted or assessed in writing against any Group Company or Blocker Corp have been fully paid, settled or withdrawn;

(c)          Except as the result of an extension of time within which to file a Tax Return obtained in the ordinary course of business, no Group Company or Blocker Corp has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending;

(d)         No Group Company or Blocker Corp has been a party to any “listed transaction” and within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(e)          No Group Company or Blocker Corp will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code;

(f)           There is no Lien for Taxes on any of the assets of Blocker Corp or any Group Company, other than Permitted Liens;

(g)          No Group Company or Blocker Corp has any liability for Taxes of any Person (other than, in the case of any Group Company, for Taxes of any other Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or by operation of Law (in each case, other than pursuant to this Agreement or any Ancillary Document or any customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes);

(h)         No written claim has been made by any Governmental Entity within the last 3 years where any Group Company or Blocker Corp does not file Tax Returns that such Group Company or Blocker Corp, as applicable, is or may be subject to taxation in that jurisdiction, which claim has not been resolved or withdrawn;

(i)          Neither Blocker Corp nor any Group Company is a party to any Tax indemnification, Tax gross-up, Tax allocation, or Tax sharing or similar Contract or arrangement (other than (A) this Agreement, the Company LLC Agreement, and any Ancillary Document or (B) any such Contract or arrangement (x) solely between Group Companies or (y) that is a customary provision contained in a commercial Contract entered into in the ordinary course of business and not primarily related to Taxes);

(j)          Blocker Corp has not been a party to any transaction treated or intended to be treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date hereof;

(k)         Neither Blocker Corp nor any Group Company has deferred any Taxes pursuant to the CARES Act that have not been repaid;

(l)          Neither Blocker Corp nor any Group Company (assuming for this purpose that each of the Group Companies is a regarded entity for U.S. federal Income Tax purposes) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date; (vi) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. Neither Blocker Corp nor any Group Company has deferred any Taxes pursuant to the CARES Act.

(m)        For federal and applicable state and local income tax purposes (i) the Company has been properly treated as a partnership at all times since its date of formation and no election has ever been filed or other action taken for the Company to be treated as an association taxable as a corporation; and (ii) each of the Subsidiaries of the Company is and has been since its date of formation treated as an entity disregarded as separate from its owner.

(n)         Neither Blocker Corp nor any Group Company has taken or agreed to take any action, or is aware of any fact, plan or circumstance, that would reasonably be expected to prevent the Pubco Merger from qualifying for the Intended Tax Treatment; and

(o)         For U.S. federal income tax purposes, the Company is properly treated as a partnership, and no election is pending for the Company to be treated as an association taxable as a corporation.

Notwithstanding anything to the contrary herein, (i) Section 3.8 and Section 3.11 (to the extent such Sections pertain to Tax matters) and this Section 3.16 contain the sole and exclusive representations and warranties of the Company and Blocker Corp with respect to matters relating to Taxes and (ii) nothing in this Section 3.16 or otherwise in this Agreement shall be construed as a representation, covenant or warranty with respect to (A) the amount or availability of any net operating loss, capital loss, Tax credit carryover, Tax basis, or other Tax asset or attribute of any Group Company or Blocker Corp in any taxable period (or portion thereof) beginning after the Closing Date, or (B) other than with respect to the representations in Section 3.16(c), (e), (g), (i), or (m), any Tax positions that any Group Company or Blocker Corp may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

Section 3.17       Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Blocker Corp or any of their respective Affiliates for which any of the Group Companies has any obligation.

Section 3.18       Real and Personal Property.

(a)         Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules, sets forth a true and complete list (including street addresses) of all Owned Real Property. As to each Owned Real Property, the Company represents and warrants the following is true and correct:

(i)                 The applicable Group Company owns in fee simple good, marketable and insurable title to such parcel;

(ii)              Such Owned Real Property is free and clear of all Liens, other than Permitted Liens;

(iii)            Except as set forth in Section 3.18(a) of the Company Disclosure Schedules, no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iv)             There are no proceedings, rights of first refusal or options to acquire, lease, sell or dispose of all or any part of such Owned Real Property;

(v)               SilverBox has been provided with true and correct copies of all surveys, including ALTA surveys, boundary surveys, and as-built surveys, property inspection or engineering reports, and all title commitments and title policies with respect to the Owned Real Property that are in the possession or control of any Group Company; and

(vi)             All buildings, structures, fixtures, building systems and all components thereof on or under the Owned Real Property (including utilities serving such Owned Real Property) are in all material respects, adequate for the Business operations as currently used and are free of any material defects or deficiencies.

(b)         Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property and improvements located thereon leased, licensed, subleased, sublicensed, or otherwise used or occupied, or permitted to be used or occupied, by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases (and the name and date of the parties to each of the parties to the Real Property Leases) pursuant to which any Group Company is a tenant, licensee, subtenant, sublicensee, or other occupant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SilverBox. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, (i) the transactions contemplated by this Agreement will not require the consent of any party to any Real Property Leases, will not result in a breach of or default under any Real Property Leases or otherwise cause the Real Property Leases to (A) no longer be in full force and effect or (B) cease to be the valid, legal and binding obligation of each of the applicable Group Company party thereto and each other party thereto, enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the quiet possession and enjoyment of each applicable Group Company to its respective Leased Real Property has not been disturbed, (iii) there is no dispute, breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a dispute, breach or default thereunder, or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases, (iv) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a dispute, breach or default under such Real Property Lease which has not been redeposited in full, (v) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease, (vi) the counterparty to such Real Property Lease is not a Company Non-Party Affiliate and otherwise has never and presently does not have any economic interest in any Group Company, (vii) no Group Company has leased, subleased, licensed, sublicensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (viii) the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the Business, (ix) the Leased Real Property and the furniture, fixtures and equipment located therein or thereon, as applicable, is in good condition and repair and sufficient for the operation of the Business, and there are no facts or conditions affecting any of the furniture, fixtures and equipment located in or upon the Leased Real Property which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the Business or the value thereof; (x) all rent and additional rent, including operating expenses, property taxes and pass throughs and any other monetary obligations, are current; and (xi) the Company or one of the Group Companies holds a good and valid leasehold estate in the Leased Real Properties, free and clear of all Liens, except for Permitted Liens.

(c)         Condemnation. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Real Property or any portion thereof or interest therein.

(d)         Mechanics Liens. There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other Person for work or labor performed for, or materials or supplies provided to, or in connection with, any Real Property or portion thereof which is delinquent. Except as set forth in Section 3.18(d) of the Company Disclosure Schedules, there is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Real Property or portion thereof, or to be performed or supplied prior to Closing, other than development and outfitting of new coffee shop locations in the ordinary course of business, and normal-course maintenance and repair work.

(e)         Compliance with Real Property Laws. The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the Business thereon does not violate any Real Property Laws. Neither the Company nor any other Group Company has received any notice of violation of any Real Property Law and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or, to the Company’s knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business or the value thereof. To the Company’s knowledge, all Group Companies have all certificates of occupancy and operating permits, licenses, franchises, approvals and authorizations, which are required for such Group Company’s use or occupancy of the Real Property.

(f)          Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties (including any Real Property) of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19       Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth, and the Company has made available to SilverBox true and complete copies of, all Contracts between (a) any Group Company, on the one hand, and (b) any Company Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Except as set forth on Section 3.19 of the Company Disclosure Schedules, no Company Related Party (i) owns any material property or right (tangible or intangible) that is used in any Group Company’s business, (ii) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)) or (iii) has any financial interest in (other than the ownership of 2% or less of any class of publicly traded securities of a company that is) a material supplier, lessor, lessee, distributor, wholesaler, retailer, reseller, or competitor of any Group Company. All Contracts, arrangements, understandings, interests and other matters that are disclosed or required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20       Top Vendors and Top Customers.

(a)          Section 3.20 of the Company Disclosure Schedules sets forth the top ten vendors (excluding landlords) (the “Top Vendors”) and top ten customers (the “Top Customers”) based on the aggregate dollar value of the Group Companies’ transaction volume with such counterparty during the 12-month period ending December 31, 2020.

(b)          None of the Top Vendors nor any Top Customers has, as of the date of this Agreement, informed any Group Company that it will or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement), and to the Company’s knowledge, none of the Top Vendors or Top Customers is otherwise involved in or, to the Company’s knowledge, threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 3.21       Equipment and Other Tangible Property. The Group Companies own and have good title to, or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group Companies as owned by such Group Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their present use.

Section 3.22       Product Warranties; Product Liability

(a)         To the Company’s knowledge, each product provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound. To the Company’s knowledge, (i) there are no claims or other Proceedings threatened or that have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Group Companies, (ii) there is no reasonable basis for any present or future claim or other Proceeding that would reasonably be expected to give rise to any such liability and (iii) there is no material design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, the Group Companies.

(b)         There are no claims or other Proceedings pending, threatened, or other Proceeding the have been submitted or asserted, alleging that the Group Companies have any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products allegedly designed, tested, sold, manufactured, distributed or delivered by the Group Companies.

Section 3.23       Data Privacy and Security.

(a)          Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”), or is in process of implementing such Privacy and Data Security Policies, with an anticipated end date of no later than December 31, 2021.

(b)         Each Group Company complies, and since December 31, 2018 has complied, and to the knowledge of the Company, all vendors, processors or other third parties Processing Personal Data collected by and/or Processed by or for any Group Company (collectively, “Data Partners”) comply, and since December 31, 2018 has complied, in all material respects with: (i) all Privacy Laws, (ii) all Privacy Policies applicable to each Group Company, and (iii) all contractual commitments, including any terms of use, that each Group Company has entered into with respect to the Processing of Personal Data (collectively, the “Data Protection Requirements”).

(c)          The Company has not received notice of any pending, or to the knowledge of the Company, threatened Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; or (ii) the United States Federal Trade Commission, any state attorney general or similar state official.

(d)          Each Group Company has implemented, and since December 21, 2018 has maintained, and requires all Data Partners to implement and maintain, at a minimum, industry standard security measures, plans, procedures, and controls to protect the security of any Personal Data against any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise, or other unauthorized disclosure or Processing of, or access to Personal Data (a “Security Incident”). Since the formation of the Company, to the Company’s knowledge, (i) no Group Company has experienced a Security Incident, and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(e)          Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business in all material respects.

Section 3.24       Compliance with International Trade & Anti-Corruption Laws.

(a)           Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the formation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any territory-wide Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and, prior to January 17, 2017, Sudan) (a “Sanctioned Jurisdiction”); (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any Sanctioned Jurisdiction. The Group Companies are, and during the past five years have at all times been, in compliance with Sanctions and Export Control Laws.

(b)               No Group Company has received written notice to the effect that a Governmental Entity claimed or alleged that such Group Company was not in compliance with Made in the USA or Buy American standards and requirements.

(c)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received, directly or indirectly, any unlawful bribes, kickbacks or other similar payments to or from any Government Official or any other Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate to secure any improper advantage or to obtain or retain business, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d)               The Group Companies comply, and have at all times complied, with all Anti-Corruption Laws. Without limiting the generality of the foregoing, (a) the Group Companies have not violated nor are in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Group Companies relating to the same.

(e)               Neither the Group Companies nor any of their Representatives have received any notice or communication from any Person that alleges, or been involved in any internal investigation involving any allegation relating to, potential violation of any Anti-Corruption Laws or other applicable Law, or have received a request for information from any Governmental Entity regarding Anti-Corruption Laws.

(f)                No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Group Companies.

(g)               The Group Companies maintain, and have maintained, compliance policies, procedures, and internal controls reasonably calculated to ensure compliance with applicable Anti-Corruption Laws.

Section 3.25       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SilverBox Holders or at the time of the SilverBox Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All information, including the financial projections, with respect to the Company and its Subsidiaries that was delivered by or on behalf of the Company for inclusion in the SilverBox Investor Presentation being delivered concurrently with the announcement of this transaction was prepared in good faith using assumptions that the Company believes to be reasonable.

Section 3.26       Government Contracts. Except as set forth on Section 3.26 of the Company Disclosure Schedules, none of the Group Companies is party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between any Group Company, on one hand, and any Governmental Entity, on the other hand, that is still in effect and that is material in any respect; or (b) any subcontract or other Contract by which any Group Company has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services that is still in effect and that is material in any respect.

Section 3.27       Investigation; No Other Representations.

(a)               Each of the Company and Blocker Corp, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SilverBox Parties and (ii) it has been furnished with or given access to such documents and information about the SilverBox Parties and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Blocker Corp has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SilverBox, any SilverBox Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of SilverBox, any SilverBox Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.28       No Operations. Blocker Corp: (a) does not hold, and has not held, any material assets, interests or investments, other than with respect to its ownership of Existing Company Units; (b) does not have and has not had any employees; (c) has not conducted and does not conduct any material business, other than business incidental to its direct or indirect ownership interest in the Company; (d) has no material liabilities or obligations whatsoever other than those related to its ownership of Existing Company Units and liabilities or obligations related to maintaining its corporate existence (including, for example, liabilities or obligations for filing Tax returns); (e) is not a party to any material Contract other than the Blocker Corp’s Governing Documents, the Company’s Governing Documents, any Contract relating to its equity investment in or expense reimbursement from the Company, and this Agreement and other documents related to the transactions contemplated hereby; (f) was formed for the sole purpose of owning Equity Securities in the Company and for no other purpose; and (g) has no Subsidiaries or Equity Securities in any Person (other than the Company).

Section 3.29       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SILVERBOX PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE OF The Company, BLOCKER CORP, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and EACH OF the company and BLOCKER CORP EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY SILVERBOX PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SILVERBOX PARTY OR ANY SILVERBOX NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in Article 3 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy, Blocker Corp, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SILVERBOX PARTY OR ANY SILVERBOX NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTHING IN THIS Section 3.29 will reLIEVE ANY PARTY OR LIABILITY IN THE CASE Of FRAUD (FOR THE AVOIDANCE OF DOUBT, AS DEFINED HEREIN) COMMITTED BY SUCH PARTY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO SILVERBOX PARTIES

Subject to Section 9.8, except (a) as set forth on the SilverBox Disclosure Schedules, or (b) as set forth in any SilverBox SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SilverBox Party hereby represents and warrants to the Company and Blocker Corp as follows:

Section 4.1           Organization and Qualification. Each SilverBox Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization. Each SilverBox Party has all power and authority, corporate and otherwise, and all material Permits and Consents required to own and operate its properties and assets and to carry on its business as presently conducted, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a SilverBox Material Adverse Effect.

Section 4.2           Authority. Each SilverBox Party has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its covenants, agreements and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SilverBox Shareholder Approval pursuant to Section 5.7 and the consents and approvals to be obtained by Pubco, Merger Sub 1 and Merger Sub 2 pursuant to Section 5.8, the execution and delivery of this Agreement, the Ancillary Documents to which a SilverBox Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SilverBox Party. This Agreement has been and each Ancillary Document to which a SilverBox Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SilverBox Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SilverBox Party (assuming this Agreement has been and the Ancillary Documents to which a SilverBox Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such SilverBox Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3           Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SilverBox Party with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq or NYSE, as applicable, to permit the shares of Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq or NYSE, as applicable, (iv) the filing of the Pubco Certificate of Merger, (v) the filing of the Blocker Certificate of Merger, (vi) the consents and approvals to be obtained by Pubco, Merger Sub 1 and Merger Sub 2 pursuant to Section 5.8, (vii) the SilverBox Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SilverBox Material Adverse Effect.

(b)               Neither the execution, delivery or performance by a SilverBox Party of this Agreement nor the Ancillary Documents to which such SilverBox Party is or will be a party nor the consummation by such SilverBox Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a SilverBox Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract or Permit to which a SilverBox Party is a party or bound, as applicable, (iii) violate, or constitute a breach under, any Order or applicable Law to which a SilverBox Party or any of its properties or assets are bound or (iv) result in the creation or imposition of any Lien upon any of the assets or properties (other than any Permitted Liens) of a SilverBox Party, except in the case of clauses (ii) through (iv) above, as would not have a SilverBox Material Adverse Effect.

Section 4.4           Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SilverBox Disclosure Schedules (which fees shall be the sole responsibility of the SilverBox, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SilverBox Party for which such SilverBox Party has any obligation.

Section 4.5           Information Supplied. None of the information supplied or to be supplied by or on behalf of a SilverBox Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SilverBox Holders or at the time of the SilverBox Shareholders Meeting and, in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6           Capitalization of the SilverBox Parties.

(a)               Section 4.6(a) of the SilverBox Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SilverBox Shares and the SilverBox Warrants as of the date of this Agreement. Such Equity Securities (i) have been duly authorized, validly issued and, with respect to the SilverBox Shares only, are fully paid and nonassessable, (ii) were not issued in violation of the Governing Documents of SilverBox, (iii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SilverBox) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iv) have been offered, sold and issued in all material respects with applicable Law, including securities Laws. Except for the SilverBox Shares and SilverBox Warrants set forth on Section 4.6(a) of the SilverBox Disclosure Schedules (assuming that no SilverBox Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of SilverBox.

(b)               As of the date of this Agreement, the authorized capital stock of SilverBox consists of (i) 100,000,000 SilverBox Class A Shares, (ii) 10,000,000 SilverBox Class B Shares and (iii) 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. Upon the consummation of the PIPE Financing and FPA Financing, the outstanding SilverBox Class C Shares issued in connection therewith (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SilverBox is a party or bound. On the Closing Date after the time at which the Effective Time occurs and the closings under the Subscription Agreements, and the Forward Purchase Agreement have occurred, all of the issued and outstanding shares of Pubco Common Stock (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SilverBox or Pubco is a party or bound.

(c)               Except as expressly contemplated by this Agreement, the Ancillary Documents, the SilverBox SEC Reports or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and SilverBox, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SilverBox and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and SilverBox, there is no obligation of SilverBox, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SilverBox.

(d)               The Equity Securities of Pubco, Merger Sub 1 and Merger Sub 2 outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Pubco, Merger Sub 1 or Merger Sub 2 (as the case may be) is a party or bound. All of the outstanding Equity Securities of Pubco, Merger Sub 1 and Merger Sub 2 are owned directly or indirectly by SilverBox free and clear of all Liens (other than transfer restrictions under applicable Securities Law). SilverBox has no Subsidiaries other than Pubco, Merger Sub 1 and Merger Sub 2 and does not own, directly or indirectly, any Equity Securities in any Person other than Pubco, Merger Sub 1 and Merger Sub 2.

Section 4.7           Investment Company Act. SilverBox is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SilverBox constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.8           SEC Filings. Except as set forth on Section 4.8 of the SilverBox Disclosure Schedules, SilverBox has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SilverBox SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SilverBox SEC Reports”). Each of the SilverBox SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SilverBox SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SilverBox SEC Reports or the Additional SilverBox SEC Reports (for purposes of the Additional SilverBox SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SilverBox SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SilverBox SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SilverBox SEC Reports.

Section 4.9           Trust Account. As of the date of this Agreement, SilverBox has an amount in cash in the Trust Account equal to at least $345,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 25, 2021 (the “Trust Agreement”), between SilverBox and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SilverBox SEC Reports to be inaccurate in any material respect or, to SilverBox’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SilverBox Holders who shall have elected to redeem their SilverBox Class A Shares pursuant to the Governing Documents of SilverBox or (iii) if SilverBox fails to complete a business combination within the allotted time period set forth in the Governing Documents of SilverBox and liquidates the Trust Account, subject to the terms of the Trust Agreement, SilverBox (in limited amounts to permit SilverBox to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SilverBox) and then the Pre-Closing SilverBox Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SilverBox and the Trust Agreement. SilverBox has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SilverBox’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default thereunder. As of the date of this Agreement, there are no claims or proceedings pending or, to SilverBox’s knowledge, threatened with respect to the Trust Account. Since February 25, 2021, SilverBox has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SilverBox Holders who have elected to redeem their SilverBox Class A Shares pursuant to the Governing Documents of SilverBox, each in accordance with the terms of and as set forth in the Trust Agreement, SilverBox shall have no further obligation under either the Trust Agreement or the Governing Documents of SilverBox to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.10       Transactions with Affiliates. Section 4.10 of the SilverBox Disclosure Schedules sets forth, and SilverBox has made available to the Company true and complete copies of, all Contracts between (a) SilverBox, on the one hand, and (b) any SilverBox Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.8 or entered into in accordance with Section 5.8. No SilverBox Related Party (A) owns any interest in any material asset used in the business of SilverBox, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SilverBox or (C) owes any material amount to, or is owed material any amount by, SilverBox. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “SilverBox Related Party Transactions”.

Section 4.11       Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SilverBox’s knowledge, threatened against or involving a SilverBox Party that, if adversely decided or resolved, would be material to a SilverBox Party. No SilverBox Party nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a SilverBox Party pending against any other Person.

Section 4.12       Compliance with Applicable Law. SilverBox is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a SilverBox Material Adverse Effect.

Section 4.13       Business Activities.

(a)               Since its incorporation, SilverBox has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iii) those that are administrative, ministerial or otherwise immaterial in nature, or (iv) related to SilverBox’s initial public offering. Except as set forth in SilverBox’s Governing Documents, there is no Contract binding upon any SilverBox Party or to which any SilverBox Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)               Each of Pubco, Merger Sub 1 and Merger Sub 2 was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.14       Internal Controls; Listing; Financial Statements.

(a)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of SilverBox’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SilverBox has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of SilverBox’s financial reporting and the preparation of SilverBox’s financial statements for external purposes in accordance with GAAP and (ii) SilverBox has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SilverBox is made known to SilverBox’s principal executive officer and principal financial officer by others within SilverBox.

(b)               SilverBox has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SilverBox to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SilverBox.

(c)               Since its initial public offering, SilverBox has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SilverBox Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to SilverBox’s knowledge, threatened against SilverBox by Nasdaq or the SEC with respect to any intention by such entity to deregister SilverBox Class A Shares or prohibit or terminate the listing of SilverBox Class A Shares on Nasdaq. Neither SilverBox nor any of its Affiliates has taken any action that is designed to terminate the registration of SilverBox Class A Shares under the Exchange Act.

(d)               The SilverBox SEC Reports contain true and complete copies of the applicable SilverBox Financial Statements. The SilverBox Financial Statements (i) fairly present in all material respects the financial position of SilverBox as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SilverBox Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)               SilverBox has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SilverBox’s and its Subsidiaries’ assets. SilverBox maintains and, for all periods covered by the SilverBox Financial Statements, has maintained books and records of SilverBox in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SilverBox in all material respects.

(f)                Since its incorporation and through the date of this Agreement, other than the material weakness disclosed in SilverBox’s Form 10-Q for the quarterly period ended March 31, 2021 related solely to the revised SEC guidance with respect to SilverBox’s change in “warrant liability accounting.” SilverBox has not received any written report, complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SilverBox, (ii) a “material weakness” in the internal controls over financial reporting of SilverBox or (iii) any fraud that involves management or other employees of SilverBox who have a significant role in the internal controls over financial reporting of SilverBox.

(g)               Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made by SilverBox as to the accounting treatment of its issued and outstanding warrants or other changes in accounting arising in connection with any required restatement of SilverBox’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or other required changes in the SilverBox SEC Reports.

Section 4.15       No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the SilverBox Disclosure Schedules, (b) incurred in connection with the due diligence relating to, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of a SilverBox Party’s covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the identity of expected third parties that are, as of the date hereof, entitled to receive any material amount of fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.15 of the SilverBox Disclosure Schedules), (c) that are incurred in connection with or incident or related to any SilverBox Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(f) or incurred in accordance with Section 5.9(f) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SilverBox Financial Statements included in the SilverBox SEC Reports, no SilverBox Party has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.16       Compliance with International Trade & Anti-Corruption Laws.

(a)               Since SilverBox’s incorporation, neither SilverBox nor, to SilverBox’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a Sanctioned Jurisdiction; (iii) an entity majority owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any Sanctioned Jurisdiction, in either case in violation of Sanctions and Export Control Laws.

(b)               Since SilverBox’s incorporation, neither SilverBox nor, to SilverBox’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received, directly or indirectly, any unlawful bribes, kickbacks or other similar payments to or from any Government Official or any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate to secure any improper advantage or to obtain or retain business, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.17       Tax Matters. Except as has not had, and would not reasonably be expected to have, a SilverBox Material Adverse Effect:

(a)               All Tax Returns required to be filed by each SilverBox Party have been timely filed pursuant to applicable Laws (taking into account any extension of time within which to file), all such Tax Returns are true, complete and correct, and each SilverBox Party has paid all Taxes due and payable by it that are shown as due and payable on such Tax Returns. Each SilverBox Party has timely and properly withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied with all applicable Laws relating to such withholding and payment of Taxes.

(b)               There is no Proceeding now being conducted or pending with respect to any Taxes or Tax Returns of any SilverBox Party. All deficiencies for Taxes asserted or assessed in writing against any SilverBox Party have been fully paid, settled or withdrawn.

(c)               Except in the ordinary course of business, no SilverBox Party has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending.

(d)               No SilverBox Party has been a party to any “listed transaction” and within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)               No SilverBox Party will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code.

(f)                There is no Lien for Taxes on any of the assets of any SilverBox Party.

(g)               No SilverBox Party has any liability for Taxes of any Person (other than any SilverBox Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or by operation of Law (in each case, other than pursuant to this Agreement or any Ancillary Document or any customary commercial agreements not primarily related to Taxes).

(h)               No SilverBox Party or any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact, plan or circumstance, that would reasonably be expected to prevent the Pubco Merger from qualifying for the Intended Tax Treatment.

Section 4.18       Status of SilverBox Parties. For U.S. federal income Tax purposes, each of (a) Pubco and SilverBox are, and have been since formation, treated as corporations and (b) Merger Sub 1 and Merger Sub 2 are, and have been since formation, treated as disregarded entities. Each of Pubco, Merger Sub 1 and Merger Sub 2 (i) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (ii) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.19       Investigation; No Other Representations.

(a)               Each SilverBox Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SilverBox Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Blocker Corp, any Company Non-Party Affiliate or any other Person, either express or implied, and each SilverBox Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, Blocker Corp, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.20       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE SILVERBOX PARTIEs, ANY SILVERBOX NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and EACH SILVERBOX PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SILVERBOX PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SILVERBOX PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY SILVERBOX PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in THIS Article 4 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SILVERBOX PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SILVERBOX PARTY, ANY SILVERBOX NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby. NOTHING IN THIS SECTION 4.19 WILL RELIEVE ANY PARTY OF LIABILITY IN THE CASE OF FRAUD (FOR THE AVOIDANCE OF DOUBT, AS DEFINED HEREIN) COMMITTED BY SUCH PARTY.

Article 5
COVENANTS

Section 5.1           Conduct of Business of the Group Companies.

(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SilverBox (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)               Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SilverBox (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv), or Section 5.1(b)(xvii), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)                 declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any of its Subsidiaries that is, directly or indirectly, wholly owned by the Company and (B) Tax distributions in accordance with the Company LLC Agreement in an aggregate amount less than $1,000,000;

(ii)              (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than, in the case of this clause (B), any acquisition by the Company or its Subsidiaries with a purchase price of less than $50,000,000; provided that no such acquisition may (1) result in a material change to or inaccuracy in the financial projections with respect to the Company and its Subsidiaries delivered by or on behalf of the Company for inclusion in the SilverBox Investor Presentation being delivered concurrently with the announcement of this transaction or (2) result in any delay in obtaining the declaration of effectiveness of the Registration Statement / Proxy Statement under the Securities Act or, once declared effective under the Securities Act, require any amendment to the Registration Statement / Proxy Statement;

(iii)            adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)             transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v)               incur, create or assume any Indebtedness, other than (A) intercompany Indebtedness among the Company and its Subsidiaries, and (B) Indebtedness in the ordinary course of business (including revolving credit drawings, capital leases, purchase money security interests, deferred purchase price obligations and earnouts);

(vi)             cancel or forgive any Indebtedness (other than intercompany Indebtedness among the Company and its Subsidiaries) in excess of $25,000,000 owed to the Company or any of the Company’s Subsidiaries;

(vii)          make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)        except (x) as required by applicable Law or under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules, (y) changes made in connection with annual welfare benefit (non-equity) plan renewals in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) with respect to an employment agreement, consulting agreement or other services agreement by and between any Group Company and a current director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, which agreements are entered into, amended or otherwise modified in the ordinary course of business and approved by the compensation committee of the board of directors of the Company, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, whose annual base salary (or, in the case of an independent contractor, annual compensation) is in excess of $250,000; (E) hire or terminate (other than for “cause”) any director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $250,000, or (F) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any equity compensation or benefit payable by a Group Company, to the extent inconsistent with disclosure reflected in the Registration Statement / Proxy Statement declared effective under the Securities Act (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(ix)             (A) make, change or revoke any material election relating to Taxes or adopt or change any material Tax accounting method, (B) enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, (C) file any material amended Tax Return, (D) surrender any right to claim any refund of a material amount of Taxes, (E) defer payment of any material amount of Taxes pursuant to the CARES Act, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes;

(x)               knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;

(xi)             enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $5,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SilverBox or any of its Affiliates after the Closing);

(xii)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii)        change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv)           (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B);

(xvi)         fail to use commercially reasonable efforts to maintain the Real Properties in substantially the same condition as of the date of this Agreement, except for (A) renovations and other improvements made on or to the Real Properties in the ordinary course of business and (B) ordinary wear and tear, casualty and condemnation;

(xvii)      (A) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction or (B) make any payment or commit to make any payment to any Company Related Party, other than (1) pursuant to any Contract that is expressly disclosed in Section 5.1(b) of the Company Disclosure Schedules, (2) any payment or commitment to make any payment in a single transaction with a value of less than $50,000 and (3) annual bonuses materially consistent with prior practice (and approved by the compensation committee of the board of directors of the Company);

(xviii)    enter into, modify, amend, renew, negotiate, terminate or extend any CBA, or recognize or certify any labor union, works council, labor organization, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(xix)         adopt or implement any material changes to the Business;

(xx)           fail to maintain, keep in force and effect, renew or enhance any of the Group Companies’ insurance policies in effect as of the date of this Agreement; or

(xxi)         enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SilverBox, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to or is a result of COVID-19 shall in no event be deemed to constitute a breach of Section 5.1; provided however that, (i) in the case of clause (b), the Company shall give SilverBox prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SilverBox promptly after such act or omission and (ii) in no event shall clause (b) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xv) or Section 5.1(b)(xvii).

Section 5.2           Efforts to Consummate; Litigation.

(a)               Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain (A) the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (B) the FPA Financing on the terms and subject to the conditions set forth in the Forward Purchase Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents; provided however that, if the Closing does not occur, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided further that, subject to the following proviso, SilverBox and the Company shall each pay one-half of the HSR Act filing fee at the time of filing; which shall be treated as Company Expenses or SilverBox Expenses, as applicable; provided further that, if the Closing occurs, the fees of each Party will be paid in accordance with Section 9.6. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SilverBox shall promptly inform the Company of any communication between SilverBox, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SilverBox of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SilverBox and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SilverBox’s and the Company’s prior written consent.

(b)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SilverBox, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SilverBox) or SilverBox (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SilverBox, the Company, or, in the case of the Company, SilverBox in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of SilverBox, the Company, or, in the case of the Company, SilverBox, the opportunity to attend and participate in such meeting or discussion.

(c)               Notwithstanding anything to the contrary in this Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SilverBox, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SilverBox, SilverBox or any of its Representatives (in their capacity as a representative of SilverBox) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of the Company). SilverBox and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (A) the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SilverBox (not to be unreasonably withheld, conditioned or delayed) or (B) any of the SilverBox Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3           Confidentiality and Access to Information.

(a)               The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SilverBox and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SilverBox or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if any Group Company, on the one hand, and SilverBox, any SilverBox Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SilverBox shall provide, or cause to be provided, to the SilverBox and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SilverBox (in a manner so as to not interfere with the normal business operations of SilverBox). Notwithstanding the foregoing, SilverBox shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SilverBox is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of SilverBox with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SilverBox under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), SilverBox shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if SilverBox, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SilverBox shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4           Public Announcements.

(a)               Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements (including communications disseminated via social media, news feeds, chat rooms or other similar electronic platforms for communicating to persons who are not otherwise obligated to maintain the confidentiality of such communications) with respect to this Agreement or the transactions contemplated hereby or any subject matter disclosed or required to be disclosed in the Registration Statement / Proxy Statement without the prior written consent of, prior to the Closing, the Company and SilverBox or, after the Closing, SilverBox; provided however that, each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is SilverBox, or SilverBox, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SilverBox and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b)               The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SilverBox prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SilverBox shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SilverBox shall consider such comments in good faith. The Company, on the one hand, and SilverBox, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SilverBox, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), SilverBox shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5           Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SilverBox promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SilverBox reasonably informed on a current basis of any modifications to such offer or information.

(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SilverBox shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SilverBox Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SilverBox Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SilverBox Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SilverBox (or any Affiliate or successor of SilverBox); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.6           Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Audited Financial Statements), SilverBox, Pubco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SilverBox or the Company, as applicable), and SilverBox and Pubco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include (x) a proxy statement of SilverBox which will be used for the SilverBox Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SilverBox’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq or NYSE, as applicable, and (y) a prospectus of Pubco that will be used to register the Pubco Common Stock and Pubco Warrants to be issued in connection with the transactions contemplated by this Agreement). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to the Company. Each of SilverBox, Pubco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SilverBox and Pubco, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of SilverBox or Pubco (as applicable) to the SEC or Nasdaq or NYSE, as applicable, in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of SilverBox and Pubco, the Company, or, in the case of the Company, SilverBox and Pubco thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SilverBox and Pubco, the Company, or, in the case of the Company, SilverBox and Pubco (in either case, such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement / Proxy Statement; (iii) SilverBox and Pubco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SilverBox Holders. SilverBox and Pubco shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Pubco Common Stock and Pubco Warrants for offering or sale in any jurisdiction, and SilverBox, Pubco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7           SilverBox Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SilverBox shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a special meeting of the stockholders (the “SilverBox Shareholders Meeting”) in accordance with the Governing Documents of SilverBox, for the purposes of obtaining the SilverBox Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SilverBox Shareholder Redemption. SilverBox shall, through unanimous approval of its board of directors, recommend to its shareholders (the “SilverBox Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and approval of the Amended and Restated SilverBox Certificate of Incorporation (the “Charter Proposal”), (iii) the adoption and approval of the Pubco Merger (the “Merger Proposal”); (iv) the adoption and approval of each other proposal that either the SEC or Nasdaq or NYSE, as applicable (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (v) the adoption and approval of each other proposal reasonably agreed to by SilverBox, Pubco and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (vi) the adoption and approval of a proposal for the adjournment of the SilverBox Shareholders Meeting, if necessary, for any of the reasons set forth in clauses (A) through (D) of the following proviso (such proposals in clauses (i) through (vi), collectively, the “Transaction Proposals”); provided that, SilverBox may adjourn the SilverBox Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SilverBox Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SilverBox has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SilverBox Holders prior to the SilverBox Shareholders Meeting or (D) if the holders of SilverBox Class A Shares have elected to redeem a number of SilverBox Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall SilverBox adjourn the SilverBox Shareholders Meeting for more than 15 Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The SilverBox Board Recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. SilverBox covenants that none of the SilverBox Board, any committee of the SilverBox Board or SilverBox shall withdraw or modify, or propose publicly or by formal action of the SilverBox Board, any committee of the SilverBox Board or SilverBox to withdraw or modify, in a manner adverse to the Company, the SilverBox Board Recommendation or any other recommendation by the SilverBox Board or SilverBox of the proposals set forth in the Registration Statement / Proxy Statement, in each case except where the SilverBox Board has determined in good faith, after consultation with outside legal counsel, that withdrawing or modifying any such recommendation is necessary to satisfy the fiduciary duties of SilverBox and the SilverBox Board under applicable Law.

Section 5.8           Shareholder Approvals of Pubco, Merger Sub 1 and Merger Sub 2.

(a)               Concurrently with the execution of this Agreement, SilverBox, as the sole stockholder of Pubco, will approve and adopt this Agreement, the Ancillary Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby.

(b)               As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Pubco, as the sole member of Merger Sub 1, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub 1 is or will be a party and the transactions contemplated hereby and thereby.

(c)               As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, SilverBox, as the sole member of Merger Sub 2, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub 2 is or will be a party and the transactions contemplated hereby and thereby.

Section 5.9           Conduct of Business of SilverBox. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SilverBox shall not, and shall cause the SilverBox Parties and their respective Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing and FPA Financing), as required by applicable Law, as set forth on Section 5.9 of the SilverBox Disclosure Schedules or as consented to in writing by the Company (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

(a)               create or form any Subsidiary (other than as otherwise set forth in this Agreement and in the Ancillary Documents);

(b)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement, the Warrant Agreement or the Governing Documents of SilverBox or any of its Subsidiaries;

(c)               acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(d)               declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SilverBox or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SilverBox or any of its Subsidiaries, as applicable;

(e)               split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(f)                incur, create or assume any Indebtedness or other Liability, other than (i) SilverBox Expenses, (ii) SilverBox Working Capital Loans in an aggregate amount not to exceed $1,000,000 or (iii) Indebtedness for borrowed money or guarantees incurred in the ordinary course of business and in an aggregate amount not to exceed $200,000;

(g)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SilverBox or any of its Subsidiaries;

(h)               issue any Equity Securities of SilverBox or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SilverBox or any of its Subsidiaries;

(i)                 enter into, renew, modify or revise any SilverBox Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SilverBox Related Party Transaction);

(j)                 engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)               make any change in accounting methodology, practice or policy other than changes required by GAAP or applicable Law;

(l)                 waive, release, assign, settle or compromise any action pending or threatened against SilverBox or any of its directors or officers that would materially and adversely affect SilverBox after the Closing Date;

(m)             authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement and the Ancillary Documents);

(n)               enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(o)               (A) make, change or revoke any material election relating to Taxes or adopt or change any material Tax accounting method, (B) enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, (C) file any material amended Tax Return, (D) surrender any right to claim any refund of a material amount of Taxes, (E) defer payment of any material amount of Taxes pursuant to the CARES Act, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes;

(p)               knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment; or

(q)               enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SilverBox and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SilverBox from using the funds held by SilverBox outside the Trust Account to pay or reimburse any SilverBox Expenses or SilverBox Liabilities or from otherwise distributing or paying over any funds held by SilverBox outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10       Listing. SilverBox shall use its reasonable best efforts to cause: (a) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the shares of Pubco Common Stock and the Pubco Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. Notwithstanding the foregoing, if mutually agreed by SilverBox and the Company, the Company, on behalf of SilverBox, shall prepare and submit to the New York Stock Exchange (“NYSE”) a listing application, in accordance with NYSE rules, covering the shares of Pubco Common Stock and Pubco Warrants issuable in accordance with this Agreement, and shall obtain approval for the listing thereof on the NYSE from and after the Effective Time, and the Company shall reasonably cooperate with SilverBox with respect to such listing.

Section 5.11       Trust Account.

(a)               Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (i) at the Closing, SilverBox shall (A) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) make all appropriate arrangements to cause the Trustee to (1) pay as and when due all amounts, if any, payable to the Public Shareholders of SilverBox pursuant to the SilverBox Shareholder Redemption, (2) pay the amounts due to the underwriters of SilverBox’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account to SilverBox, or the accounts designated by SilverBox, in accordance with the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

(b)               In connection with the closing condition with respect to the aggregate cash proceeds available for release to SilverBox from the Trust Account under Section 7.3(d), the Sponsor and the Company shall each use reasonable best efforts to ensure that at least 10,000,000 shares of Pubco Common Stock will be “publicly held” shares (within the meaning of applicable listing rules).

Section 5.12       Party Consents and Approvals.

(a)               As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Blocker Corp Shareholder Written Consent Deadline”), Blocker Corp shall obtain and deliver to SilverBox a true and correct copy of a written consent (in form and substance reasonably satisfactory to SilverBox) approving this Agreement, the Ancillary Documents to which Blocker Corp is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Blocker Corp Shareholders that hold at least the requisite number of issued and outstanding shares of common stock of Blocker Corp required to, or that otherwise have the right to, approve and adopt such matters in accordance with the DGCL and Blocker Corp’s Governing Documents (the “Blocker Corp Shareholder Written Consent”).

(b)               As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Unitholder Written Consent Deadline”), the Company shall obtain and deliver to SilverBox a true and correct copy of a written consent (in form and substance reasonably satisfactory to SilverBox) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Existing Company Unitholders that hold at least the requisite number of issued and outstanding Existing Company Units required to, or that otherwise have the right to, approve and adopt such matters in accordance with the DLLCA and the Company’s Governing Documents (the “Company Unitholder Written Consent”).

(c)               SilverBox may not modify or waive any provisions of a Subscription Agreement, the Forward Purchase Agreement or the Sponsor Letter Agreement without the prior written consent of the Company; provided that, any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement or the Forward Purchase Agreement shall not require the prior written consent of the Company.

(d)               At Closing, Pubco, the Agent (as defined in the Tax Receivable Agreement) and the Company shall finalize and execute the Tax Receivable Agreement.

Section 5.13       SilverBox Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of SilverBox, as provided in SilverBox’s Governing Documents or pursuant to written agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six years and (ii) Pubco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, Pubco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in SilverBox’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of SilverBox’s Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SilverBox (the “SilverBox D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SilverBox D&O Person was a director or officer of SilverBox immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               Pubco shall not have any obligation under this Section 5.13 to any SilverBox D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SilverBox D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               For a period of six years after the Effective Time, Pubco shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of SilverBox as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SilverBox’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that, Pubco shall not be obligated to pay annual premiums in excess of 300% of the most recent annual premium paid by SilverBox prior to the date of this Agreement and, in such event, SilverBox shall purchase the maximum coverage available for 300% of the most recent annual premium paid by SilverBox prior to the date of this Agreement.

(d)               If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 5.13.

(e)               The SilverBox D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SilverBox or Pubco.

Section 5.14       Company Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or pursuant to written agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six years and (ii) Pubco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, Pubco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               None of Pubco or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               The Company shall purchase, at or prior to the Closing, and Pubco shall maintain, or cause to be maintained, in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, together with director’s and officer’s liability insurance for Pubco for the first year following the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Pubco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Pubco or one of their respective Affiliates shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement. The cost of the Company D&O Tail Policy shall be a Company Expense.

(d)               If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SilverBox shall assume all of the obligations set forth in this Section 5.14.

(e)               The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pubco.

Section 5.15       Post-Closing Directors and Officers.

(a)               SilverBox shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the board of directors of Pubco (the “Pubco Board”) shall initially consist of seven directors, which shall be divided into three classes, designated Class I, II and III, with Class I consisting of two directors with an initial term that expires in 2023, Class II consisting of two directors with an initial term that expires in 2024, and Class III consisting of three directors with an initial term that expires in 2025; (ii) the members of the Pubco Board will be the individuals determined in accordance with Section 5.15(b); and (iii) the officers of Pubco (the “Officers”) are the individuals determined in accordance with Section 5.15(c).

(b)               The directors on the Pubco Board immediately after the Effective Time (each, a “Director”) shall consist of (i) Evan Hafer, (ii) two individuals to be identified by Mr. Hafer (subject to the reasonable approval of SilverBox and the Company), both of whom shall be an “independent director” (as defined under applicable listing rules and regulations), (iii) two individuals to be identified by SilverBox prior to the effectiveness of the Registration Statement / Proxy Statement, one of whom is intended to be Glenn Welling, and at least one of whom shall be an “independent director” (as defined under applicable listing rules and regulations), and (iv) four individuals to be identified by the Company. In the event that Mr. Hafer is unwilling or unable (whether due to disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SilverBox Holders, Mr. Hafer may (subject to the reasonable approval of SilverBox and the Company) replace himself with another individual, which shall be an “independent director” (as defined under applicable listing rules and regulations), to serve as such Director. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SilverBox Holders, the Company shall designate whether each individual who will serve on the Pubco Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided that Glenn Welling shall be designated as a member of Class III.

(c)               The Officers immediately after the Effective Time shall be the individuals identified on Section 5.15(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name.

Section 5.16       PCAOB Financials and Additional Information.

(a)               As promptly as reasonably practicable after the date of this Agreement (but no later than five (5) Business Days following the date of this Agreement), the Company shall deliver to SilverBox the Required Company Financial Statements. As promptly as reasonably practicable after the date of this Agreement (but no later than November 15, 2021), the Company shall deliver to SilverBox the Company Unaudited Financial Statements. If the Registration Statement / Proxy Statement has not been declared effective by the SEC prior to February 15, 2022, as soon as reasonably practicable thereafter (but no later than March 30, 2022), the Company shall deliver to SilverBox (i) the audited consolidated financial statements of income and comprehensive income, consolidated statement of member’s equity (deficit) and consolidated statement of cash flows of the Group Companies as of and for the year ended December 31, 2021, together with the notes and schedules to the foregoing, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Additional Audited Financial Statements”), (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, members’ equity (deficit) and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that is required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information); (iii) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Exchange Act, as necessary for inclusion in the Registration Statement / Proxy Statement; (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement / Prospectus (including pro forma financial information); (v) the consent of the Group Companies’ auditors required for inclusion in the Registration Statement / Proxy Statement; and (vi) all other information (financial or otherwise) of the Group Companies required to be included in the Registration Statement / Proxy Statement as of and for the year ended December 31, 2021 (including disclosures required by Items 401, 402 and 404 of Regulation S-k of the Exchange Act). Upon delivery of the Additional Audited Financial Statements, the representations and warranties set forth in Section 3.4 shall be deemed to apply in the same manner as the Required Company Financial Statements.

(b)               The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SilverBox and Pubco in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SilverBox and Pubco with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17       Founder Equity Incentive Plan; Pubco Equity Incentive Plan.

(a)               Prior to the effectiveness of the Registration Statement / Proxy Statement, the Pubco Board shall approve and, subject to obtaining the approval of the holders of the requisite number of SilverBox Shares, adopt an equity incentive plan, in form and substance, with any changes or modifications thereto, as the Company and SilverBox may mutually agree acting in good faith (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or SilverBox, as applicable) (the “Founder Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

(b)               Prior to the effectiveness of the Registration Statement / Proxy Statement, the Pubco Board shall approve and, subject to obtaining the approval of the holders of the requisite number of SilverBox Shares, adopt an equity incentive plan, in form and substance, with any changes or modifications thereto, as the Company and SilverBox may mutually agree acting in good faith (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or SilverBox, as applicable) (the “Pubco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. In furtherance of the foregoing, the Pubco Equity Incentive Plan shall provide for a pool of 10% to 12% of fully diluted shares of Pubco Common Stock measured as of immediately after Closing, inclusive of (i) any shares of Pubco Common Stock eligible for grant under the Founder Equity Incentive Plan and (ii) all of the unvested Existing Company Incentive Units (or any newly issued incentive units of the Company issued at Closing in replacement thereof).

(c)               For the avoidance of doubt, the failure of the Company and SilverBox to mutually agree on the form and terms of the Founder Equity Incentive Plan or Pubco Equity Incentive Plan, shall not be deemed a failure of any Party to comply with any covenant or agreement under this Agreement (other than any failure to act in good faith in accordance with Section 5.17(a) and Section 5.17(b)), or afford any Party a basis upon which to not consummate the transactions contemplated by this Agreement to the extent that all other conditions to Closing set forth in Article 7 are otherwise satisfied or waived.

Section 5.18       Blocker Activities.

(a)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Blocker Corp shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or as mutually consented to by the Company and SilverBox in writing (which consent shall not be unreasonably conditioned, withheld or delayed), take any action or engage in any activities that could cause any representation or warranty of or applicable to Blocker Corp set forth in Article 3 to be untrue in any material respect or take any action or engage in any of the activities described in Section 3.28 or modify its Governing Documents.

(b)               As soon as reasonably practicable and not more than five Business Days after the Closing, the Parties shall cause Blocker Corp to be merged with and into Merger Sub 1, its corporate parent after giving effect to the Business Combination, with Merger Sub 1 continuing as the surviving entity in such merger.

Section 5.19       Treatment of Existing Indebtedness.

(a)               Prior to the Closing, the Company shall deliver (by the applicable date required under the terms of the applicable documentation governing the Indebtedness of the Group Companies set forth on Section 5.19(a) of the Company Disclosures Schedules (collectively, the “Closing Date Indebtedness”) that shall be paid off as of Closing and otherwise in compliance with any other applicable requirements) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of the Closing Date Indebtedness.

(b)               At least three Business Days prior to or at the Closing, the Company shall deliver, or cause to be delivered, to SilverBox duly executed payoff letters dated as of the Closing Date (collectively, the “Payoff Letters”; drafts of which shall be provided to SilverBox no less than five Business Days prior to the anticipated Closing Date), from the holders (or an agent (or similar Person) on behalf of all such holders) of the Closing Date Indebtedness. Each of the Payoff Letters shall (i) be in form and substance reasonably satisfactory to SilverBox, (ii) confirm the aggregate outstanding amount (such amount under all Payoff Letters, collectively, the “Payoff Amount”) required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other outstanding and unpaid amounts under the applicable Closing Date Indebtedness as of the anticipated Closing Date, (iii) contain payment instructions for the applicable portion of the Payoff Amount (and the daily accrual of interest thereafter) and (iv) customarily evidence the satisfaction, irrevocable release and discharge of the Closing Date Indebtedness (including guarantees), and the agreement by such holders (or an agent (or similar Person) on behalf of all such holders) to release all Liens upon the payment of the applicable portion of the Payoff Amount in accordance with the relevant payment instructions, together with such other customary documents (including an authorization to file Uniform Commercial Code termination statements) and releases (in recordable form, if applicable) as are reasonably necessary to release all Liens (including mortgages) created in connection with the Closing Date Indebtedness.

Section 5.20       Amendment and Restatement of Pubco Charter and Bylaws. Prior to the effectiveness of the Registration Statement / Proxy Statement, SilverBox, as the sole stockholder of Pubco, and the Pubco Board shall approve and adopt (a) the Amended and Restated Certificate of Incorporation of Pubco, substantially in the form attached hereto as Exhibit F, pursuant to which Pubco shall become a Delaware public benefit corporation (the “Amended and Restated Pubco Charter”) and (b) the Pubco Amended and Restated Bylaws of Pubco, substantially in the form attached hereto as Exhibit G (the “Amended and Restated Pubco Bylaws”).

Article 6
TAX MATTERS

Section 6.1           Certain Tax Matters.

(a)               Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party (and at the expense of the requesting Party), in connection with any Tax Return or any Proceeding with respect to Taxes or Tax Returns with respect to the transactions contemplated by this Agreement or otherwise with respect to any of the Parties for Pre-Closing Tax Periods. Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.1(a). For the avoidance of doubt, this Section 6.1(a) shall not apply to any dispute or threatened dispute among the Parties.

(b)               Intended Tax Treatment.

(i)                 The Parties intend that, for U.S. federal income Tax purposes, the Pubco Merger constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Pubco Merger to so qualify (which shall include using reasonable best efforts to take, or not take, any action which may reasonably be expected to prevent such qualification) and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Proceedings, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

(ii)              The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(iii)            If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that any tax opinion be prepared and submitted in such connection, then (i) the Parties shall cooperate in order to facilitate the issuance of such tax opinion, (ii) the Parties shall deliver to Kirkland & Ellis LLP (or other legal counsel to the Company) and/or Paul Hastings LLP (or other legal counsel to SilverBox), in each case, to the extent reasonably requested by such counsel, duly executed certificates, dated as of the date reasonably requested by such counsel, containing such customary representations and warranties as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion, (iii) Kirkland & Ellis LLP or other legal counsel to the Company (and for the avoidance of doubt, not Paul Hastings LLP or other legal counsel to SilverBox) shall issue any such opinion, subject to customary assumptions and limitations, relating to the Tax consequences of the transactions contemplated by this Agreement to Blocker Corp, Blocker Corp Shareholders, and/or the Existing Company Unitholders, and (iv) Paul Hastings LLP or other legal counsel to SilverBox (and for the avoidance of doubt, not Kirkland & Ellis LLP or other legal counsel to the Company) shall issue any such opinion, subject to customary assumptions and limitations, relating to the Tax consequences of the transactions contemplated by this Agreement to any of the SilverBox Parties or any of their respective shareholders or equityholders (including the Intended Tax Treatment).

(c)               Transfer Taxes. All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by any of the Parties or their respective Subsidiaries in connection with the execution of this Agreement or the transactions contemplated hereby shall be borne and paid by Pubco following the Effective Time. The party required by applicable Law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time periods prescribed by Law. The Parties shall reasonably cooperate regarding the filing of any Tax Returns with respect to Transfer Taxes.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1           Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)               the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)               the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)               the Blocker Corp Shareholder Written Consent shall have been obtained;

(e)               the Company Unitholder Written Consent shall have been obtained;

(f)                the Required SilverBox Shareholder Approval shall have been obtained;

(g)               after giving effect to the transactions contemplated hereby, SilverBox shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(h)               Pubco’s initial listing application with Nasdaq or NYSE, as applicable, in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE, as applicable, and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of Pubco Common Stock to be issued pursuant to the Pubco Merger shall have been approved for listing on Nasdaq or NYSE, as applicable;

(i)                 at least 5,000,000 shares of Pubco Common Stock shall be “publicly held” shares (within the meaning of applicable listing rules);

(j)                 the Pubco Board shall consist of the number of directors, and be comprised of the individuals and classes, determined pursuant to Section 5.15(a) and Section 5.15(b); and

(k)               the Amended and Restated Pubco Charter shall have been duly filed with the Secretary of State of the State of Delaware, and the Amended and Restated Pubco Bylaws shall have been duly adopted.

Section 7.2           Other Conditions to the Obligations of SilverBox Parties. The obligations of the SilverBox Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SilverBox of the following further conditions:

(a)               (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided however that, this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect and (iv) the representations and warranties of Blocker Corp set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

(b)               each of the Company and Blocker Corp shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company or Blocker Corp, as applicable, under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d)               at or prior to the Closing, Blocker Corp shall have delivered, or caused to be delivered, to SilverBox a certificate duly executed by an authorized officer of Blocker Corp, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) (solely to the extent such conditions relate to Blocker Corp) are satisfied, in a form and substance reasonably satisfactory to SilverBox;

(e)               at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SilverBox the following documents:

(i)                 a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) (solely to the extent such conditions relate to the Company or any other Group Company) are satisfied, in a form and substance reasonably satisfactory to SilverBox;

(ii)              the Tax Receivable Agreement duly executed by the Agent (as defined in the Tax Receivable Agreement) and the Company; and

(iii)            the Investor Rights Agreement duly executed by the Existing Company Unitholders and the Company.

Section 7.3           Other Conditions to the Obligations of the Company and Blocker Corp. The obligations of the Company and Blocker Corp to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)               (i) the SilverBox Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of SilverBox (other than the SilverBox Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SilverBox Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SilverBox Material Adverse Effect;

(b)               SilverBox shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               the aggregate cash proceeds available for release to SilverBox from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SilverBox Shareholder Redemptions), plus the gross proceeds of the PIPE Financing and the FPA Financing shall be equal to or greater than $300,000,000, before deductions for transaction expenses and other uses as contemplated by this Agreement;

(d)               at or prior to the Closing, SilverBox shall have delivered, or caused to be delivered, the following documents to the Company:

(i)                 a certificate duly executed by an authorized officer of SilverBox, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)              the Warrant Assumption Agreement duly executed by Pubco;

(iii)            the Tax Receivables Agreement duly executed by Pubco; and

(iv)             the Investor Rights Agreement duly executed by Pubco, the Sponsor and Engaged Capital.

Section 7.4           Frustration of Closing Conditions. Neither the Company nor Blocker Corp may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s or Blocker Corp’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. SilverBox may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by SilverBox’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 8

TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of SilverBox and the Company;

(b)               by SilverBox, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company or Blocker Corp has failed to perform any covenant or agreement on the part of the Company or Blocker Corp, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by SilverBox, and (ii) the Termination Date; provided, however, that no SilverBox Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)               by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any SilverBox Party has failed to perform any covenant or agreement on the part of such SilverBox Party, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to SilverBox by the Company and (ii) the Termination Date; provided, however, neither the Company nor Blocker Corp is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)               by either SilverBox or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 2, 2022 (the “Termination Date”); provided however that, (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to SilverBox if any SilverBox Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s or Blocker Corp’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)               by either SilverBox or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)                by either SilverBox or the Company if the SilverBox Shareholders Meeting has been held (including any adjournment thereof), has concluded, SilverBox’s shareholders have duly voted and the Required SilverBox Shareholder Approval was not obtained; or

(g)               by SilverBox, if the Company does not deliver, or cause to be delivered to SilverBox (i) the Blocker Corp Shareholder Written Consent in accordance with Section 5.12(a) on or prior to the Blocker Corp Shareholder Written Consent Deadline or (ii) the Company Unitholder Written Consent in accordance with Section 5.12(b) on or prior to the Company Unitholder Written Consent Deadline.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

Article 9
MISCELLANEOUS

Section 9.1           Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.27, Section 3.29, Section 4.19 and Section 4.20, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, and except in the case of any claim, action or liability against a party in respect of such party’s Fraud, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) of the Parties set forth in this Agreement shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SilverBox Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2           Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3           Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio; provided that, neither the Company nor Blocker Corp shall agree to any amendment, modification or waiver of any provision of this Agreement that would reasonably be expected to materially and adversely affect the benefits that the Company would reasonably expect to receive under this Agreement and the other transactions contemplated hereby without having received the prior written consent of the Company (it being understood that (a) any amendment or modification to the definition of Company Expenses or Unpaid Company Expenses or (b) any amendment or modification to the provisions hereof to which the Company is a third-party beneficiary pursuant to Section 9.9 shall be deemed to have such a material and adverse effect).

Section 9.4           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)            If to SilverBox, to:

SilverBox Engaged Merger Corp I

1250 S. Capital of Texas Highway

Building 2, Suite 285

Austin, TX 78746

Attention:	Joseph Reece Stephen Kadenacy
E-mail:	jr@sbcap.com sk@sbcap.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention:	David M. Hernand

Jonathan Ko

E-mail:	davidhernand@paulhastings.com

jonathanko@paulhastings.com

(b)           If to the Company or Blocker Corp, to:

Authentic Brands, LLC

1144 S 500 W

Salt Lake City, UT 84101

Attn: Tom Davin, Co-CEO

Email: tom.davin@blackriflecoffee.com

Grand Opal Investment Holdings, Inc.

c/o Torreal SCR, S.A.

Calle Fortuny, 1

28010 Madrid, Spain

Attention: Almudena de Egaña

E-mail: aeh@torreal.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	Steven V. Napolitano, P.C. John A. Kaercher, P.C. Joshua N. Korff, P.C. Peter S. Seligson
E-mail:	stephen.napolitano@kirkland.com john.kaercher@kirkland.com joshua.korff@kirkland.com peter.seligson@kirkland.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6           Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SilverBox shall pay, or cause to be paid, all SilverBox Expenses and (b) if the Closing occurs, then the Company shall pay or reimburse, or cause to be paid or reimbursed, all Unpaid Company Expenses and all SilverBox Expenses (including paying off any SilverBox Working Capital Loans in an aggregate amount not to exceed $1,000,000).

Section 9.7           Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SilverBox, any documents or other materials posted to the electronic data room located at Donnelley Financial Solutions Venue under the project name “Project Operator” or otherwise provided to or made available to SilverBox or its Representatives as of 5:00 p.m., Eastern Time, at least one day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to SilverBox in relation to any time following the Pubco Merger shall be deemed to be referenced to Pubco. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8           Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SilverBox Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SilverBox Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SilverBox Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Evan Hafer shall be an express third-party beneficiary of his rights under Section 5.15(b) and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11       Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12       Knowledge of Company; Knowledge of SilverBox. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to SilverBox’s knowledge” and “known by SilverBox” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the SilverBox Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the SilverBox Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13       No Recourse. Except for claims pursuant to any Ancillary Document by any party thereto against any Company Non-Party Affiliate or any SilverBox Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, and except in the case of Fraud, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SilverBox Non-Party Affiliates, in the case of SilverBox, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, any Group Company, any SilverBox Party or any Non-Party Affiliate concerning the Company, any Group Company, any SilverBox Party, this Agreement or the transactions contemplated hereby.

Section 9.14       Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of SilverBox set forth herein, (b) waive any inaccuracies in the representations and warranties of SilverBox set forth herein or (c) waive compliance by SilverBox with any of the agreements or conditions set forth herein. SilverBox may (i) extend the time for the performance of any of the obligations or other acts of the Company or Blocker Corp set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Blocker Corp set forth herein or (iii) waive compliance by the Company or Blocker Corp with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17       Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18       Trust Account Waiver. Reference is made to the final prospectus of SilverBox, filed with the SEC (File No. 333-252827) on March 1, 2021 (the “Prospectus”). Each of the Company and Blocker Corp acknowledges and agrees and understands that SilverBox has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SilverBox’s public shareholders (the “Public Shareholders”), and SilverBox may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SilverBox entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SilverBox or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SilverBox or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SilverBox or its Affiliates); provided, however, that nothing in this Section 9.18 shall prohibit the Company from seeking specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SILVERBOX ENGAGED MERGER CORP I

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

BRC INC.

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

SBEA MERGER SUB LLC

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

BRCC BLOCKER MERGER SUB LLC

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

GRAND OPAL INVESTMENT HOLDINGS, INC.

By:	/s/ Almudena de Egana Huerta
Name:	Almudena de Egana Huerta
Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

AUTHENTIC BRANDS, LLC

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]